UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Hillenbrand, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HILLENBRAND, INC.

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held February 14, 2019

The Annual Meeting of the shareholders of Hillenbrand, Inc. (the “Company”) will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, on Thursday, February 14, 2019, at 10:00 a.m. Eastern Standard Time, for the following purposes:

(1)	to elect four members to the Board of Directors;

(2)	to approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers (“Say on Pay Vote”);

(3)	to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019; and

(4)	to transact such other business as may properly come before the meeting and any postponement or adjournment of the meeting.

By Order of the Board of Directors,

Nicholas R. Farrell
Secretary

Important notice regarding the availability of proxy materials for the Annual Meeting of shareholders to be held on February 14, 2019:  This proxy statement, the accompanying proxy card, and our 2018 Annual Report to Shareholders are available on the Internet at www.hillenbrand.com.

January 2, 2019

HILLENBRAND, INC.
PROXY STATEMENT SUMMARY

To assist you in reviewing the proposals to be acted upon at the Hillenbrand, Inc. (“Hillenbrand” or the “Company”) 2019 Annual Meeting of shareholders (the “Annual Meeting”), we call your attention to the following information about the proposals and voting recommendations, the Company’s director nominees, and highlights of the Company’s corporate governance and executive compensation practices.  The following description is only a summary.  For more complete information about these topics, please review the proxy statement in its entirety.

Annual Meeting Information

Time and Date:        February 14, 2019 @ 10:00AM EST
Location:                  Hillenbrand headquarters
Record Date:            December 14, 2018
Admission:                Ticket attached to the proxy card (available to beneficial owners upon request as detailed in the proxy statement)

See “Questions and Answers about the Annual Meeting and Voting” in the proxy statement for additional information.

Proposals and Voting Recommendations

Proposal		Board’s Voting Recommendation	Page References
No. 1	Election of Directors	FOR	13
No. 2	Advisory Vote to Approve Compensation of Named Executive Officers, or “Say on Pay”	FOR	92
No. 3	Ratification of Appointment of the Independent Registered Public Accounting Firm	FOR	99

Incentive Compensation Plans and Results

Short-term: For the Company’s short-term incentive compensation (“STIC”) plan, net revenue, order intake (used by our Coperion subsidiary in lieu of net revenue as further detailed in the proxy statement), STIC income before taxes, and cash conversion cycle are the metrics that the Compensation and Management Development Committee of our Board of Directors (the “Compensation Committee”) has determined to use in evaluating the Company’s operational performance, efficiency, and sustainable improvements, as shown in the charts below.1  We believe that this approach aligns the interests of our management with those of our shareholders.

1  Prior to fiscal year 2018, the Company’s STIC plan used a free cash flow metric, which has been replaced with cash conversion cycle, a measurement of the time (in days) required to generate cash flows from the production and sales process.  As a result, two historical years of free cash flow data and only the most recent year of cash conversion cycle data are presented in the charts.  Additional detail on cash conversion cycle and the other metrics can be found in the proxy statement.

The following charts show actual performance for these metrics for the past three years, reflected as the achievement percentage of target:2

Long-term: For the Company’s long-term incentive compensation (“LTIC”) plan, our Compensation Committee has determined that one-third of the grant value should be awarded in stock options and the remaining two-thirds in performance-based restricted stock units.  The restricted stock units are based on shareholder value creation and relative total shareholder return metrics over a three-year measurement period, which we believe closely aligns the interests of our management with those of our shareholders.

The following charts show actual performance for these metrics for the past three measurement periods, reflected as the achievement percentage of target:

2  The charts present the achievement percentages for these metrics at the consolidated Company level.  These charts do not reflect achievement of these metrics at an underlying business unit level, nor achievement of the order intake metric used by our Coperion subsidiary, which apply to certain of our Named Executive Officers as further explained in the proxy statement.  Additional information on order intake and the other applicable business unit level metrics can be found in the proxy statement.

Governance and Executive Compensation Highlights

The following highlights key components of our governance and executive compensation practices.

Here’s What We Do . . .
☑	Pay for performance

☑	Benchmark Named Executive Officer target core compensation[3] to the 50th percentile of peer group compensation

☑
Maintain stock ownership guidelines: for directors, five times annual cash compensation; for CEO, five times base salary; for Senior Vice Presidents, two times base salary; for certain other senior officers designated by the CEO, one times base salary

☑	Ensure that at least 75 percent of CEO’s target core compensation is at risk

☑	Require an independent Chairperson of the Board and at least 80 percent of directors to be independent

☑	Require that directors receive at least a majority of the votes cast in an uncontested election to be elected

☑	Require that the Compensation Committee be composed entirely of outside, independent directors

☑	Engage an independent compensation consultant, hired by and reporting directly to the Compensation Committee

☑	Operate with multiple performance metrics that drive our incentive compensation plans, including a relative metric that measures our performance against our compensation peer group

☑	Maintain a clawback policy covering cash and equity incentive compensation plans that applies in the event of a restatement of our financial statements

☑	Structure our incentive compensation and other arrangements to qualify for tax deductibility under the Internal Revenue Code where possible

☑	Impose a limit of $400,000 on total annual base compensation for non-employee directors[4]

3  We define our Named Executive Officers’ annual “core compensation” as annual base salary, STIC, and LTIC.
4  This limit is inclusive of the value of both the annual cash retainer and the grant date fair value of the annual RSU award

☑
Encourage Board refreshment in a variety of ways, including by requiring our directors to retire no later than the first Annual Meeting of shareholders following the date on which such director turns 73 years of age

Here’s What We Don’t Do . . .
☒	Permit re-pricing, exchanging, or cashing out of “underwater” stock options without shareholder approval

☒	Permit spring-loading, back-dating, or similar practices that “time” the grant of our equity awards

☒	Permit granting of stock options below fair market value

☒
Permit “recycling” (into the equity plan pool) of Company shares that are (i) used to pay an award exercise price or withholding taxes, or (ii) repurchased on the open market with the proceeds of a stock option exercise price

☒	Permit transferability of stock options for consideration

☒	Permit single-trigger change in control agreements for executives

☒	Permit change in control tax gross-ups for executives

☒	Permit a liberal change in control definition in our equity plan

☒	Permit short sales or hedging of Company securities by directors, officers, or other employees

☒	Permit directors, officers, or other employees to hold Company securities in margin accounts or otherwise to pledge Company securities as collateral for loans

Recent Developments

This past year, we have augmented our governance and executive compensation practices in the following ways:

☑	Adopted a new Code of Ethical Business Conduct

☑	Updated our Audit Committee Charter

☑	Adopted an anti-pledging policy

☑	Amended our Corporate Governance Standards to include a limit on our directors’ total annual base compensation

☑	Expanded our peer group to 18 companies (including the Company)

☑	Engaged Deloitte Consulting LLP as our new independent compensation consultant

☑	Added a cash conversion cycle metric in our STIC program to replace free cash flow

☑	Enhanced our Board refreshment strategy by reevaluating and updating the Board skills matrix and director evaluation processes

HILLENBRAND, INC.
PROXY STATEMENT

This proxy statement relates to the solicitation by the Board of Directors of Hillenbrand, Inc. (the “Company” or “Hillenbrand”) of proxies for use at the Annual Meeting of the Company’s shareholders to be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 934-7500, on Thursday, February 14, 2019, at 10:00 a.m. Eastern Standard Time, and at any postponements or adjournments of the meeting.  This proxy statement was first mailed to shareholders on or about January 2, 2019.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

The following questions and answers will explain the purpose of this proxy statement and what you need to know to vote your shares.  Throughout these questions and answers and the proxy statement, we sometimes refer to Hillenbrand and the Company in terms of “we,” “us,” or “our.”

Q:          What is the purpose of this proxy statement?

A:
The Board of Directors of Hillenbrand (the “Board”) is soliciting your proxy to vote at the 2019 Annual Meeting of the shareholders of Hillenbrand because you were a shareholder at the close of business on December 14, 2018, the record date for the 2019 Annual Meeting, and are entitled to vote at the Annual Meeting.  The record date for the 2019 Annual Meeting was established by the Board in accordance with our Amended and Restated Code of By-laws (the “By-laws”) and Indiana law.

This proxy statement contains the matters that must be set out in a proxy statement according to the rules of the U.S. Securities and Exchange Commission (the “SEC”) and the New York Stock Exchange and provides the information you need to know to vote at the Annual Meeting.  You do not need to attend the Annual Meeting to vote your shares.

Q:	What is the difference between holding shares as a “shareholder of record” and as a “beneficial owner”?

A:
If your shares are registered directly in your name with Hillenbrand’s transfer agent, Computershare Investor Services, LLC, you are the “shareholder of record” with respect to those shares, and you tell us directly how your shares are to be voted.

If your shares are held in a stock brokerage account or by a bank or other nominee, then your nominee is the shareholder of record for your shares and you are considered the “beneficial owner” of shares held in street name.  As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote your shares.

Q:	What am I being asked to vote on?

A:	•	Election of four directors: Gary L. Collar, Joy M. Greenway, Daniel C. Hillenbrand, and F. Joseph Loughrey;

•
Approval, by a non-binding advisory vote, of the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to SEC compensation disclosure rules in the “Compensation Discussion and Analysis” and “Executive Compensation Tables” sections of this proxy statement and in any related material herein (the “Say on Pay Vote”); and

•	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

The Board recommends a vote FOR each of the director nominees; FOR approval of the compensation paid to the Named Executive Officers of the Company pursuant to the Say on Pay Vote; and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.

Our Named Executive Officers are those officers specified by Item 402(a)(3) of Regulation S-K.  See the discussion under the heading “Introduction” in Part I under “Executive Compensation” for more information regarding Named Executive Officers.

Q:	What are the voting requirements to elect the directors and to approve the other proposals being voted on?

A:
The Articles of Incorporation of Hillenbrand provide that in an uncontested election, the directors are elected by a majority of the votes cast at the Annual Meeting.  This means that to be elected, the number of votes cast “for” a director nominee must exceed the number of votes “withheld” against that nominee.

The adoption of each of the proposals (a) to approve, by a non-binding advisory vote, the compensation paid to the Named Executive Officers and (b) to ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019 requires the affirmative vote of a majority of the votes cast for or against approval.

If you are present or represented by proxy at the Annual Meeting and you affirmatively elect to abstain, your abstention, as well as any broker non-votes, will not be counted as votes cast on any matter to which they relate.  See “How will my shares be voted?” below for more information about broker non-votes.

Q:	How many votes do I have?

A:	You are entitled to one vote for each share of Hillenbrand common stock that you held as of the record date.

Q:	How do I vote?

A:	The different ways that you (if you are a shareholder of record) or your nominee (if you are a beneficial owner) can vote your shares depend on how you received your proxy statement this year.

For shareholders of record, many of you were not mailed a paper copy of proxy materials, including this proxy statement, a proxy card, and our 2018 Annual Report to Shareholders.  Instead, commencing on or about January 2, 2019, we sent you a Notice of Internet Availability of Proxy Materials (“Notice”) telling you that proxy materials are available at the web site indicated in that Notice, www.proxyvote.com, and giving you instructions for voting your shares at that web site.  We also told you in that Notice (and on the web site) how you can request us to mail proxy materials to you.  If you subsequently do receive proxy materials by mail, you can vote in any of the ways described below.  If not, you must vote via the Internet (and we encourage you to do so) at www.proxyvote.com or in person at the Annual Meeting as explained below.

With respect to shareholders of record who received proxy materials by mail, we commenced mailing on or about January 2, 2019.  You can vote using any of the following methods:

Proxy card or voting instruction card. Be sure to complete, sign, and date the card and return it in the prepaid envelope.

By telephone or the Internet.  The telephone and Internet voting procedures established by Hillenbrand for shareholders of record are explained in detail on your proxy card and in the Notice many shareholders receive.  These procedures are designed to authenticate your identity, to allow you to give your voting instructions, and to confirm that these instructions have been properly recorded.

In person at the Annual Meeting.  You may vote in person at the Annual Meeting.  You may also be represented by another person at the meeting by executing a proper proxy designating that person.  If you are not the record holder of your shares and want to attend the meeting and vote in person, you must obtain a legal proxy from your broker, bank, or nominee and present it to the inspectors of election with your ballot when you vote at the meeting.

With respect to the beneficial owners of shares held by nominees, the methods by which you can access proxy materials and give voting instructions to your nominee may vary, depending on the nominee.  Accordingly, if you are such a beneficial owner, you should follow the instructions provided by your nominee.

Q:
I share an address with another shareholder and we received only one Notice of Internet Availability of Proxy Materials or one paper copy of the proxy materials, as applicable.  How may I obtain an additional copy?

A:
The Company has adopted a procedure approved by the SEC called “householding.”  Under this procedure, the Company is delivering a single copy of either the Notice of Internet Availability of Proxy Materials or a paper copy of the proxy materials, as applicable, to multiple shareholders who share the same address, unless the Company has received contrary instructions from one or more of the shareholders.  This procedure reduces the Company’s printing costs, mailing costs, and fees.  Shareholders who participate in householding will continue to be able to access and receive separate proxy cards.  Upon written or oral request, a separate copy of the Notice of Internet Availability of Proxy Materials or a paper copy of the proxy materials or the annual report, as applicable, will be promptly delivered to any shareholder at a shared address to which the Company delivered a single copy.  To receive a separate copy, or a separate copy of future materials, shareholders may write or call the Company’s Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931‑6000 and facsimile (812) 931-5209.  Shareholders who hold shares in street name may contact their broker, bank, or other nominee to request information about householding.

Q:	How will my shares be voted?

A:
For shareholders of record, all shares represented by the proxies mailed to shareholders will be voted at the Annual Meeting in accordance with instructions given by the shareholders.  Where proxies are returned without instructions, the shares will be voted:  (1) FOR the election of each of the four nominees named above as directors of the Company; (2) FOR the approval, by a non-binding advisory vote, of the compensation paid to the Named Executive Officers pursuant to the Say on Pay Vote; (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2019; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting.  Where a proxy is not returned, the shares will not be voted unless you attend the Annual Meeting and vote in person.

For beneficial owners, the brokers, banks, or nominees holding shares for beneficial owners must vote those shares as instructed.  If the broker, bank, or nominee has not received instructions from the beneficial owner, the broker, bank, or nominee generally has discretionary voting power only with respect to matters that are considered routine matters.  Under applicable New York Stock Exchange rules, Proposal No. 1 relating to the election of directors, and Proposal No. 2 relating to an advisory vote to approve Named Executive Officer compensation are deemed to be non-routine matters with respect to which brokers and nominees may not exercise their voting discretion without receiving instructions from the beneficial owners of the shares (this is referred to as a “broker non-vote”).  Proposal No. 3 relating to the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2019 is a matter on which brokers holding stock for the accounts of their clients who have not been given specific voting instructions are allowed to vote client shares.  To avoid a broker non-vote of your shares on Proposals No. 1 and 2, you must send voting instructions to your bank, broker, or nominee or obtain a legal proxy and vote your shares in person at the Annual Meeting.

Q:	What can I do if I change my mind after I vote my shares prior to the Annual Meeting?

A:	If you are a shareholder of record, you may revoke your proxy at any time before it is voted at the Annual Meeting by:

•	sending written notice of revocation to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006;

•	submitting a revised proxy by telephone, Internet, or paper ballot after the date of the revoked proxy; or

•	attending the Annual Meeting and voting in person.

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your broker, bank, or nominee.  You may also vote in person at the Annual Meeting if you obtain a legal proxy as described under “How do I vote?” above.

Q:	Who will count the votes?

A:	Representatives of Broadridge Investor Communication Solutions, Inc. (“Broadridge”) will tabulate the votes and act as inspectors of election.

Q:	What constitutes a quorum at the Annual Meeting?

A:
As of the record date, 62,527,473 shares of Hillenbrand common stock were outstanding.  A majority of the outstanding shares must be present or represented by proxy at the Annual Meeting to constitute a quorum for the purpose of conducting business at the Annual Meeting.  Your shares will be considered part of the quorum if you submit a properly executed proxy or attend the Annual Meeting.

Q:	Who can attend the Annual Meeting in person?

A:
All shareholders as of the record date may attend the Annual Meeting in person but must have an admission ticket.  If you are a shareholder of record, the ticket attached to the proxy card or a copy of your Notice (whichever you receive) will admit you and one guest.  If you are a beneficial owner, you may request a ticket by writing to the Secretary of Hillenbrand at One Batesville Boulevard, Batesville, Indiana 47006, or by faxing your request to (812) 931-5185 or emailing it to investors@hillenbrand.com.  You must provide evidence of your ownership of shares with your ticket request, which you can obtain from your broker, bank, or nominee.  We encourage you or your broker to fax or email your ticket request and proof of ownership as soon as possible to avoid any mail delays.

Q:	When are shareholder proposals due for the 2020 Annual Meeting?

A:
For a shareholder proposal to be presented at the Company’s 2020 Annual Meeting of shareholders and to be considered for possible inclusion in the Company’s proxy statement and form of proxy relating to that meeting, it must be submitted to and received by the Secretary of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, not later than September 4, 2019.  Our By-laws describe certain information required to be submitted with such a proposal.

In addition, without regard to whether a proposal is or is not submitted in time for possible inclusion in our proxy statement for the 2020 Annual Meeting, our By-laws provide that for business to be brought before the Annual Meeting by a shareholder, or for director nominations to be made by a shareholder for consideration at the Annual Meeting, written notice thereof must be received by the Secretary of Hillenbrand at its principal offices not later than 100 days prior to the anniversary of the immediately preceding Annual Meeting, or not later than November 6, 2019, for the 2020 Annual Meeting of shareholders.  This notice must also provide certain information as set forth in our By-laws.  See the discussion below under “Committees of the Board of Directors” under “The Board of Directors and Committees” for additional details regarding shareholder nominees for director.

Q:	What happens if a nominee for director is unable to serve as a director?

A:
If any of the nominees becomes unavailable for election, which we do not expect to happen, votes will be cast for such substitute nominee or nominees as may be designated by the Board, unless the Board reduces the number of directors.

Q:	Can I view the shareholder list? If so, how?

A:
A complete list of the shareholders entitled to vote at the Annual Meeting will be available to view during the Annual Meeting.  The list will also be available to view at the Company’s principal offices during regular business hours during the five business days preceding the Annual Meeting.

Q:	Who pays for the proxy solicitation related to the Annual Meeting?

A:
The Company pays for the proxy solicitation related to the Annual Meeting.  In addition to sending you these materials, some of our directors and officers, as well as management and non-management employees, may contact you by telephone, mail, email, or in person.  You may also be solicited by means of press releases issued by Hillenbrand and postings on our web site, www.hillenbrand.com.  None of our officers or employees will receive any additional compensation for soliciting your proxy.  We have retained Broadridge to assist us with proxy solicitation and related services for an estimated fee of $13,000, plus reasonable out of pocket expenses.  Such fees will be incurred after the mailing of the proxy materials.  Broadridge will ask brokers, banks, and other custodians and nominees whether they hold shares for which other persons are beneficial owners.  If so, we will supply them with additional copies of the proxy materials for distribution to the beneficial owners.  We will also reimburse banks, nominees, fiduciaries, brokers, and other custodians for their costs of sending proxy materials to the beneficial owners of Hillenbrand common stock.

Q:	How can I obtain a copy of the Annual Report on Form 10-K?

A:
A copy of Hillenbrand’s 2018 Annual Report on Form 10-K may be obtained free of charge by writing or calling the Investor Relations Department of Hillenbrand at its principal offices at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931-6000 and facsimile (812) 931-5209.  The 2018 Annual Report on Form 10-K, as well as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, are also available at Hillenbrand’s web site, www.hillenbrand.com.

Q:	How can I obtain the Company’s corporate governance information?

A:
The documents listed below are available on the Internet at the Company’s web site, www.hillenbrand.com.  You may also go directly to http://ir.hillenbrand.com/investor-relations/corporate-governance/governance-documents for those documents.  Printed copies are also available to any shareholder who requests them through our Investor Relations Department at One Batesville Boulevard, Batesville, Indiana 47006, telephone (812) 931‑6000 and facsimile (812) 931-5209.  The available documents are:

•	Hillenbrand, Inc. Corporate Governance Standards
•	Hillenbrand, Inc. Committee Charters – Audit Committee, Nominating/Corporate Governance Committee, Compensation and Management Development Committee, and Mergers and Acquisitions Committee
•	Position Descriptions for Chairperson of the Board, Members of the Board, and Committee Chairpersons
•	Restated and Amended Articles of Incorporation of Hillenbrand, Inc.
•	Amended and Restated Code of By-laws of Hillenbrand, Inc.
•	Hillenbrand, Inc. Code of Ethical Business Conduct
•	Hillenbrand, Inc. Global Anti-Corruption Policy
•	Supply Chain Transparency Policy – Hillenbrand, Inc. and its subsidiaries

PROPOSAL NO. 1 – ELECTION OF DIRECTORS

This section of the proxy statement introduces the current members of our Board of Directors, including the three directors in Class II who have been nominated to serve additional three-year terms and the one director in Class III who has been nominated to serve an additional one-year term.

The Restated and Amended Articles of Incorporation (the “Articles of Incorporation”) and the By-laws of Hillenbrand provide that members of the Board of Directors are classified with respect to the terms that they serve by dividing them into three equal (or near-equal) classes.  Each director is elected to serve a three-year term (except in some cases with a new director) and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation, lawful removal, or failure to be re-elected in accordance with the Company’s By-laws.

The Board of Directors currently consists of twelve members, with four directors in each of Class I, Class II, and Class III.  One Class II director, Mark C. DeLuzio, informed the Board of Directors that he has decided not to stand for re-election to another term at the 2019 Annual Meeting of shareholders.  In addition, in conformity with the Company’s director retirement policy, Eduardo R. Menascé, a Class I director, will resign as a member of the Board as of the date of the 2019 Annual Meeting of shareholders.  In connection with these departures, the Board expects to reduce the size of the Board to ten directors, with three directors in each of Class I and Class II, and four in Class III.  Although Mr. DeLuzio’s departure will create a vacancy in Class II, because the Board intends to reduce the number of Class II directors, shares may be voted for no more than four directors total.

The terms of the directors expire as follows:

Class	Term Expires at
Class I	2021 Annual Meeting
Class II	2019 Annual Meeting
Class III	2020 Annual Meeting

The three directors in Class II who are nominated for election to the Board at the 2019 Annual Meeting, each of whom has agreed to serve as a director if elected, are Gary L. Collar, Joy M. Greenway, and F. Joseph Loughrey.

One director in Class III, Daniel C. Hillenbrand, was elected by the Board as a director effective May 9, 2018, to serve for an interim term ending at the 2019 Annual Meeting and to fill the vacancy created upon the expansion of the size of the Board from eleven to twelve directors in May 2018.  Mr. Hillenbrand has been nominated to serve a one-year term ending at the 2020 Annual Meeting, at which time all Class III directors’ terms will expire in the ordinary course and they will be eligible for re-election.  Mr. Hillenbrand has agreed to serve for the additional one-year term ending in 2020 if elected.

The Board of Directors recommends that the shareholders vote FOR Proposal No. 1 to elect to the Board of Directors each of the four nominees.

The Articles of Incorporation of Hillenbrand provide that in an uncontested election, directors are elected by a majority of the votes cast at the Annual Meeting.  This means that to be elected, the number of votes cast “for” a director nominee must exceed the number of votes “withheld” against that nominee.  If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal.  At the Annual Meeting, the proxies being solicited will be voted for no more than three nominees as Class II directors and one nominee as a Class III director.

Set forth below is information about all of our current directors, including the four nominees for election at the 2019 Annual Meeting of shareholders.  The biographical information provided for each person includes all directorships held and other relevant business experience by such person at any time during the past five years and, in some cases, directorships held prior to such five-year lookback.

Class II Nominees for Election as Directors with Terms Expiring in 2022

Gary L. Collar
Director since 2015
Age 62

Mr. Collar has served as a director of the Company since May 2015.  Mr. Collar is the Senior Vice President and General Manager of Asia Pacific and Africa (APA) region for AGCO Corporation (“AGCO”), a world leader in the development, manufacture, and marketing of agricultural machinery and solutions.  Mr. Collar is responsible for all activities and all brands within the region, which includes China, India, Asia, Africa, and Australia - New Zealand.  In addition, Mr. Collar leads the development of business, distribution structures and investments in China for AGCO.  He was appointed to his current position with AGCO in January 2012.  Mr. Collar previously served as AGCO’s Senior Vice President and General Manager of Europe, Africa, Middle East, Australia, and New Zealand from 2004 to December 2011. Prior to that appointment, Mr. Collar was Vice President of Market Development, Worldwide for the Challenger Division, after joining AGCO in 2002.

Mr. Collar currently serves on the Board of Directors of Tractors and Farm Equipment Limited, an Indian tractor manufacturer and an investment of AGCO and serves on the Global Board of Directors of AGCO Finance, Incorporated, a joint venture between AGCO and De Lage Landen Financial Services, which provides retail and wholesale financing services to AGCO customers globally.

Mr. Collar previously held various senior management positions within several divisions at ZF Friedrichshaven A.G. between 1994 and 2002.  These assignments included President and CEO of the company’s joint venture producing steering systems for the North American automotive market, and Vice President, Business Development for the automotive group.  Prior to this, he was employed by Caterpillar Incorporated.

The Company’s Board of Directors concluded that Mr. Collar should serve as a director based on his deep international experience, particularly in Asia, as an executive of several multinational companies, and his significant experience in financial analysis and controls.

Joy M. Greenway
Director since 2013
Age 58

Ms. Greenway has served as a director of the Company since February 2013.  She currently serves as the Executive Director of Global Business Solutions of General Motors since September 2018.  She was previously the Executive Director, Transformation, Global Business Services of General Motors, having served in that position since May 2017.  Ms. Greenway previously served as Chief Financial Officer of the Global Purchasing and Supply Chain of General Motors from June 2014 until May 2017.  Prior to that, she served as Senior Vice President for Visteon Corporation (a Tier 1 automotive systems supplier) from 2000 until 2013.  Visteon filed for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code in May 2009 and exited in October 2010.  Prior to joining Visteon, Ms. Greenway was employed as the Director, Manufacturing for United Technologies Corporation, a diversified aerospace and building company.  Before United Technologies Corporation, Ms. Greenway was employed by GE Industrial Power Systems as a Materials Manager and served in various management positions at GE Aerospace/Martin Marietta.

The Company’s Board of Directors concluded that Ms. Greenway should serve as a director based on her deep operations and global leadership experience, particularly in the manufacturing industry, and her tenure as a senior executive of a Fortune 500 public company.

F. Joseph Loughrey
Director since 2009
Age 69

Mr. Loughrey has served as a director of the Company since February 2009 and has been Chairperson of the Board since February 2013.  In April 2009, he retired from Cummins Inc. (engines and related technology) after serving in a variety of roles for 35 years, most recently as Vice Chair of the Board of Directors and as the company’s President and Chief Operating Officer.  Mr. Loughrey served on the Board of Directors of Cummins from July 2005 until May 2009.  Mr. Loughrey currently serves on a number of boards, including:  Oxfam America (an international relief and development organization), where he previously served as Chair of the Board (from March 2013 to March 2018); the Lumina Foundation for Education, where he serves as Chair of the Board; Vanguard Group (an investment management company), where he serves on the Audit Committee, the Nominating Committee, and the Compensation Committee; the V Foundation for Cancer Research; and Saint Anselm College.  He is past Chairman and a current member of the Advisory Council to the College of Arts & Letters at The University of Notre Dame, where he also serves as Chair of the Advisory Board to the Kellogg Institute for International Studies.

The Company’s Board of Directors concluded that Mr. Loughrey should serve as a director based on his service as President and Chief Operating Officer of a major public corporation and his continuing service on several public company and educational and nonprofit boards of directors.

Class II Director (Not standing for re-election this year)

Mark C. DeLuzio
Director since 2008
Age 62

Mr. DeLuzio has served as a director of the Company since March 2008.  He is President and Chief Executive Officer of Lean Horizons Consulting, LLC, a global management consulting business, which he founded in 2001.  Prior to founding Lean Horizons, he served as Vice President, Danaher Business Systems for Danaher Corporation, a diversified industrial company.

After eleven years of distinguished service on our Board of Directors, Mr. DeLuzio has decided not to stand for re-election to another term, and his current term will expire effective as of the date of the 2019 Annual Meeting of shareholders.

The Company’s Board of Directors concluded that Mr. DeLuzio should serve as a director based on his years of service as Vice President, Danaher Business Systems for Danaher Corporation and his leadership of Lean Horizons Consulting, LLC, where he continues to provide expertise in lean business concepts.

Class III Nominee for Election as a Director with a Term Expiring in 2020

Daniel C. Hillenbrand
Director since 2018
Age 52

Mr. Hillenbrand has served as a director of the Company since May 9, 2018. Mr.  Hillenbrand is the Founder and Managing Partner of Clear Water Capital Partners, LLC, a private venture capital firm, a position he has held since 2010. Since 2002, he has also been the Managing Partner of Generations Company, L.P., an investment management company, as well as the Managing Partner of Legacy Company, a real estate investment company.  Mr. Hillenbrand serves as Chairman of the Board of Nambé, LLC, a leading international high-end consumer products company, a position he has held since 2004. He also serves as Chairman of the Board (since 2002) and was previously President (from 2013-2014) and Chief Executive Officer (2002-2007 and from 2013 until the present), of Able Manufacturing and Assembly, LLC, a manufacturing company with platforms in metal fabrication, fiberglass composites and plastic thermoform manufacturing.

Prior to that, Mr. Hillenbrand served in various roles with increasing leadership responsibility at Wealthsense, Inc., Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc.), Abbott Laboratories, and Batesville Casket Company. Inc.

The Company’s Board of Directors concluded that Mr. Hillenbrand should serve as a director based on his long tenure as a managing partner of general investment firms and his deep Board and executive experience in private manufacturing companies.

Class I Directors with Terms Expiring in 2021

Edward B. Cloues, II
Director since 2010
Age 71

Mr. Cloues has served as a director of the Company since April 2010.  He currently serves as Vice Chairman of the Board of Trustees of Virtua Health, Inc. (a non-profit hospital and healthcare system), where he chairs the Finance and Investment Committee and is a member of the Audit Committee and Compensation Committee.  He also serves as a director and as the non-executive Chairman of the Board of AMREP Corporation (a land development and media services company), where he is a member and Chairman of the Audit Committee, and a member of the Compensation and Human Resources Committee and Nominating and Corporate Governance Committee.  He previously was a director (from 2001) and Chairman of the Board (from May 2011) of Penn Virginia Corporation (an oil and gas exploration and development company) and served as the interim Chief Executive Officer (from October 2015 to September 2016), during the board-led reorganization of that company, including a filing for bankruptcy protection  under Chapter 11 of the U.S. Bankruptcy Code in May 2016 and the emergence from Chapter 11 in September 2016 pursuant to a confirmed plan of reorganization.  He previously served as a director (from January 2003) and as the non-executive Chairman of the Board (from July 2011) of PVR GP, LLC, which was the general partner of PVR Partners, L.P. (a pipeline and natural resources master limited partnership), until its sale in March 2014.  He also previously served as Chairman of the Board and Chief Executive Officer of K-Tron International, Inc. (“K-Tron”) from January 1998 until the Company acquired K-Tron in April 2010.  Prior to joining K-Tron, Mr. Cloues was a senior partner of Morgan, Lewis & Bockius LLP.

The Company’s Board of Directors concluded that Mr. Cloues should serve as a director based on his past extensive legal experience as a law firm partner specializing in business law matters, particularly in the area of mergers and acquisitions, and his experience as Chairman and CEO of K-Tron International, Inc. prior to its acquisition by the Company in 2010.

Helen W. Cornell
Director since 2011
Age 60

Ms. Cornell has served as a director of the Company since August 2011.  She is currently President and CEO (since December 2015) of the privately-owned Owensboro Grain Company (grain and soybean products), where she also serves as Chairman of the Board and Chairman of the Executive Committee.  She is also a director of the privately-owned Dot Family Holdings, LLC (formerly Dot Foods, Inc.) (a food distributor), where she is a member of the Compensation Committee and Chairman of the Audit Committee.  In October 2018, Ms. Cornell joined the Board of Trustees of Brescia University, where she is a member of the Finance Committee.  In November 2010, Ms. Cornell retired as Executive Vice President and Chief Financial Officer of Gardner Denver, Inc., a leading global manufacturer of compressors, blowers, pumps, loading arms, and fuel systems for various industrial, medical, environmental, transportation, and process applications.  During her 22-year tenure with Gardner Denver, Inc., Ms. Cornell served in various operating and financial roles, including Vice President and General Manager of the Fluid Transfer Division and Vice President of Strategic Planning.  Until December 2016, Ms. Cornell served on the Board of Directors of Alamo Group, Inc. (agriculture and other equipment), where she was Chairperson of the Audit Committee and a member of the Compensation Committee.

The Company’s Board of Directors concluded that Ms. Cornell should serve as a director based on her long tenure in operations and finance and her experience interfacing with investors, including as Chief Financial Officer of a major public company and most recently as President and Chief Executive Officer of Owensboro Grain Company, and her experience as a member of the board of both a public and private company.

Stuart A. Taylor, II
Director since 2008
Age 58

Mr. Taylor has served as a director of the Company since September 2008.  Since 2001, Mr. Taylor has been the Chief Executive Officer of The Taylor Group LLC, a private equity firm focused on creating and acquiring businesses.  He has previously held positions as Senior Managing Director at Bear, Stearns & Co. and Managing Director of CIBC World Markets and head of its Global Automotive Group and Capital Goods Group.  He also served as Managing Director of the Automotive Industry Group at Bankers Trust following a ten-year position in corporate finance at Morgan Stanley & Co.  Mr. Taylor has been a member of the Board of Directors of Ball Corporation (a diversified manufacturer) since 1999, where he currently serves as Chairman of the Human Resources Committee and as a member of the Nominating/Corporate Governance Committee.  He has also been a member of the Board of Directors of Essendant Inc. (formerly known as United Stationers Inc.) (a wholesale distributor of business products) since 2011, where he currently serves as Chairman of the Finance Committee.

The Company’s Board of Directors concluded that Mr. Taylor should serve as a director based on his experience with several leading investment firms, his ongoing experience as a member of another public company board, and his broad merger and acquisition experience.

Retiring Class I Director

Eduardo R. Menascé
Director since 2008
Age 73

Mr. Menascé has served as a director of the Company since February 2008.  Mr. Menascé is a member of the New York Chapter of the NACD (National Association of Corporate Directors).  He is the retired President of the Enterprise Solutions Group for Verizon Communications, Inc. (2000-2005).  Prior to the merger of Bell Atlantic and GTE Corporation, which created Verizon Communications, he was the Chairman and President and Chief Executive Officer of CTI MOVIL S.A. (Argentina), a business unit of GTE Corporation (1996-2000).  Mr. Menascé has also held senior positions at CANTV (a telecommunications provider in Venezuela), Wagner Lockheed (braking systems), and Alcatel (a telecommunications provider in Brazil).  From 1981 to 1992 he served as Chairman of the Board and Chief Executive Officer of GTE Lighting in France.  Mr. Menascé currently serves on the Board of Directors and is the Chairman of the Executive Compensation Committee of Pitney Bowes Inc., a global provider of integrated mail and document management solutions.  Mr. Menascé is a Co‑Chairman of The Taylor Companies, a privately held global investment bank which specializes exclusively in mergers, acquisitions, and divestitures.  He is also a member of the Board of Directors of Daybreak, a non-profit charitable organization focused on funding research for rare genetic diseases.  From 2004 to 2017, Mr. Menascé was also a member of the Board of Hill-Rom Holdings, Inc. (formerly Hillenbrand Industries, Inc., the Company’s former parent).

Pursuant to the Company’s Board retirement policy, Mr. Menascé has resigned as a member of the Board effective as of the date of the 2019 Annual Meeting of shareholders.  For more information on the Company’s Board retirement policy, please see the Company’s Corporate Governance Standards available on the Company’s web site at www.hillenbrand.com.

The Company’s Board of Directors concluded that Mr. Menascé should serve as a director based on his prior service as a director of the Company’s former parent, Hillenbrand Industries, Inc., and his broad experience as a corporate executive of a major public corporation and experience as a member of several boards of directors, including service on the audit committees of several of those boards.

Class III Directors with Terms Expiring in 2020

Thomas H. Johnson
Director since 2008
Age 68

Mr. Johnson has served as a director of the Company since March 2008.  In 1998, Mr. Johnson founded Johnson Consulting Group, a consulting firm focused on the death care industry.  Prior to founding Johnson Consulting, he founded and served as President and Chief Executive Officer of Prime Succession (a funeral home and cemetery operator) from 1992 until 1996.  Before Prime Succession, he served in a variety of other capacities in the death care profession, including as an executive of Batesville Casket Company.  Mr. Johnson is a 25 percent owner, and the managing member, of Fire and Stone Group, LLC, which owns and operates a funeral home in Batesville, Indiana.  Mr. Johnson previously served on the Board of Great Western Life Insurance, where he also served on the Audit Committee.  He also previously served on the Board of the Funeral Service Foundation from 2004 until 2010.

The Company’s Board of Directors concluded that Mr. Johnson should serve as a director based on his long service in the death care industry and resultant expertise in funeral services, including his prior service on the Board of the Funeral Service Foundation.

Neil S. Novich
Director since 2010
Age 64

Mr. Novich has served as a director of the Company since February 2010.  He is the former Chairman and President and Chief Executive Officer of Ryerson, Inc., a global metals distributor and fabricator.  Mr. Novich joined Ryerson in 1994 as Chief Operating Officer and was named President and CEO in 1995.  He served on the Board of Ryerson from 1994 until 2007, adding Chairman to his title in 1999.  He remained Chairman and CEO until 2007, when the company was sold.  Prior to his time at Ryerson, Mr. Novich spent 13 years with Bain & Company, an international management consulting firm, where he spent several years as a partner.  He currently serves on the Boards of Analog Devices, Inc. (a semiconductor company), where he chairs the Compensation Committee; Beacon Roofing Supply (a distributor of residential and non-residential roofing materials), where he chairs the Compensation Committee; and W.W. Grainger, Inc. (an industrial supply company), where he is a member of the Audit Committee and Board Affairs and Nominating Committee.  Mr. Novich is also a trustee of the Field Museum of National History and life trustee of Children’s Home & Aid in Chicago and is a member of the Dean’s Council to the Physical Sciences Division of the University of Chicago.

The Company’s Board of Directors concluded that Mr. Novich should serve as a director based on his service as President and CEO of a major public corporation and his several years of experience as a partner with a major consulting firm, together with his continuing service on the boards of several public companies and non-profit organizations.

Joe A. Raver
Director since 2013
Age 52

Mr. Raver has served as a director and as President and Chief Executive Officer of the Company since September 2013.  He has served as President of the Company’s Process Equipment Group since March 2011.  Mr. Raver was elected as a director of Applied Industrial Technologies, Inc. (“AIT”), a leading industrial distributor serving MRO and OEM customers in virtually every industry in August 2017.  In October 2017, Mr. Raver was appointed to both the Audit and the Corporate Governance Committees of AIT.  He previously served as President of Batesville Casket Company from 2008 – 2011.  He also previously served as Vice President and General Manager of the respiratory care division of Hill-Rom Holdings (“Hill-Rom”), a leading global provider of medical equipment and services and the Company’s former parent, as well as Hill‑Rom’s Vice President of Strategy and Shared Services.  Prior to that, Mr. Raver spent 10 years in a variety of leadership positions at Batesville Casket Company and Hill-Rom.

The Company’s Board of Directors concluded that Mr. Raver should serve as a director because of his position as President and Chief Executive Officer of the Company and based on his years of experience as an executive of the Company’s Process Equipment Group and Batesville Casket Company and his in-depth knowledge of the death care and process equipment industries.

THE BOARD OF DIRECTORS AND COMMITTEES

The Company’s business is managed under the direction of its Board of Directors.  In this section of the proxy statement, we describe the general and certain specific responsibilities of the Board of Directors and its committees, our corporate governance, and how you can communicate with the Board or with individual directors.

Board’s Responsibilities

The Board of Directors is the ultimate decision-making body of the Company, except with respect to those matters reserved to the shareholders.  The Board acts as an advisor and counselor to senior management and oversees and monitors management’s performance.  The Board also oversees the Company’s management of risk involved or potentially involved in the Company’s business.

Board Leadership Structure and Role in Risk Oversight

The Corporate Governance Standards for our Board of Directors provide that the Company’s Chief Executive Officer (“CEO”) cannot also serve as the Chairperson of the Board.  At all times since the Company’s formation, the positions of CEO and Chairperson of the Board have been held by separate individuals.  Our Board believes that the separation of these two positions is the most appropriate leadership structure for the Company at this time because it enables us to benefit from the expertise, experience, and strengths of both of the individuals holding those key leadership positions in the Company.  Our CEO, Joe A. Raver, has served as a director and as President and CEO of the Company since September 2013.  He has served as President of the Company’s Process Equipment Group since March 2011.  Prior to that, he was President of Batesville Casket Company for several years and also held a variety of leadership positions at the Company’s former parent company.  The Chairperson of the Board, F. Joseph Loughrey, has extensive executive management and board of director experience, as further described in his biographical information set forth under the heading “Proposal No. 1 – Election of Directors” above.

The Board of Directors has direct responsibility for overseeing the Company’s exposure to risk.  As a part of its responsibility, the Board ensures that the risk management processes implemented by management are aligned with the Company’s overall strategy and are functioning as directed, and that an appropriate culture of risk-adjusted decision-making exists throughout the organization.  At each meeting of the Board of Directors, the Board evaluates any new material risks to the Company in discussions with management.  No less than once each year, management makes a formal presentation to the entire Board of Directors that describes all significant risks of the Company to ensure that the Board is apprised of the overall risk profile of the Company and that such risks are being properly mitigated and managed.

In addition, the Compensation and Management Development Committee (the “Compensation Committee”) analyzes and manages risks related to our compensation policies and practices, and the Audit Committee performs the same role with respect to financial-related risks facing the Company.  The Compensation Committee’s risk management efforts are discussed under Part V of the “Executive Compensation” section of this proxy statement.

The Audit Committee, in accordance with its Charter, fulfills its risk management oversight responsibilities by discussing with senior management “the Company’s guidelines and policies that govern the process by which the Company assesses and manages the Company’s exposure to risks… and the steps management has taken to monitor and control such exposure.”  In fiscal year 2018, the Audit Committee amended its Charter to codify its role in overseeing the Company’s compliance function and in monitoring cybersecurity and other information technology security matters.  Additional details on the Audit Committee’s risk management duties can be found in its Charter, available on the Company’s web site at www.hillenbrand.com or in print to any shareholder who requests copies through the Company’s Investor Relations Department.

Meetings of the Board and Committees

A proposed agenda for each regularly scheduled Board meeting is developed by the Chairperson of the Board and the Company’s CEO, together with the members of management that the Chairperson or CEO may select.  The proposed agenda is circulated to each member of the Board for review and comment before it is finalized.  Proposed agenda items that fall within the scope of responsibilities of a Board committee are initially developed by the chairperson of that committee with management assistance, as appropriate.  Each committee’s chairperson also develops, with the assistance of management, a proposed agenda for each regularly scheduled meeting of that committee.  Board and committee materials related to agenda items are provided to Board and committee members sufficiently in advance of meetings (typically one week) to allow the directors to prepare for discussion of the items at the meetings.

At the invitation of the Board and its committees, members of senior management and outside advisors attend Board and committee meetings or portions thereof for the purpose of reporting on specific agenda items and participating in discussions.  Generally, discussions of matters to be considered by the Board and its committees are facilitated by the manager responsible for that function or area of the Company’s operations.  In addition, Board members have free access to all other members of management and employees of the Company.  As necessary and appropriate in their discretion, the Board and its committees consult with independent legal, financial, human resource, compensation, and accounting advisors to assist in their duties to the Company and its shareholders.

The chairpersons of the committees of the Board preside over the portions of Board meetings in which the principal items to be considered are within the scope of the authority of their respective committees.

Executive sessions, which are meetings of non-employee directors without management present, are held after each Board meeting, and after each committee meeting as scheduled by the chairpersons of the respective committees.  The Chairperson of the Board generally presides at executive sessions of the Board, while the chairpersons of the committees preside at executive sessions of their committees or at Board executive sessions in which the principal items to be considered are within the scope of the authority of their respective committees.

Governance Matters

Corporate Governance.  Both the Board of Directors and management of the Company are firmly committed to good and accountable corporate governance and believe that an attentive, performing Board is a tangible competitive advantage.  The members of our Board have been selected with an emphasis on independence and the mix of characteristics, experiences, and diverse perspectives and skills most appropriate for the Company.  The Board has established position specifications, including performance criteria, for its members, the Chairperson of the Board, and the chairpersons of the standing Board committees discussed below.  These position specifications are available on the Company’s web site at www.hillenbrand.com.

The Board of Directors has also taken other measures to ensure continued high standards for corporate governance.  Specifically, the Board has adopted Corporate Governance Standards for the Board of Directors and in fiscal year 2018 adopted a new Code of Ethical Business Conduct that is applicable to the Board and all employees of the Company and its subsidiaries, including the Company’s Chief Executive Officer, Chief Financial Officer, and Chief Accounting Officer.  No waivers of the requirements of our Code of Ethical Business Conduct were granted during fiscal year 2018.  The Company plans to disclose amendments or waivers, if any, of the Code of Ethical Business Conduct on its web site: www.hillenbrand.com.

The Board regularly discusses and reviews the Corporate Governance Standards and also general principles of corporate governance to evaluate whether it can improve upon the practices and procedures of the Company.  Among other important directives, the Corporate Governance Standards require independent directors to constitute at least 80 percent of the Board and each non-employee director to hold shares of the Company’s common stock in an amount equal to five times the director’s annual cash compensation by the fifth anniversary of his or her election to the Board.  In addition, in December 2018, the Board amended the Corporate Governance Standards to provide for a limit of $400,000 on total annual base compensation for non-employee directors, inclusive of the value of both the annual cash retainer and the grant date fair value of the annual RSU award but excluding amounts payable for service as a Board or Committee Chairperson.  See the discussion below under “Compensation of Directors” for additional details.

The Company’s Insider Trading and Disclosure Policy, which applies to all employees and directors, also promotes sound corporate citizenship and includes, among other provisions, an anti-hedging provision with respect to the Company’s stock.  In December 2018, the Board amended the Insider Trading and Disclosure Policy to also prohibit holding Company securities in margin accounts or otherwise pledging them as collateral for loans.

The Company’s Corporate Governance Standards and Code of Ethical Business Conduct are available on the Company’s web site at www.hillenbrand.com or in print to any shareholder who requests copies through the Company’s Investor Relations Department.

Corporate Social Responsibility and Sustainability.  At Hillenbrand, we strive to provide superior return for our shareholders, exceptional value for our customers, great professional opportunities for our employees, and to be responsible to our communities through deployment of the Hillenbrand Operating Model (the “HOM”). The HOM is a consistent and repeatable framework designed to produce sustainable and predictable results.  The HOM describes our mission, vision, values, and mindset as leaders; applies our management practices in Strategy Management, Segmentation, Lean, Talent Development, and Acquisitions; and prescribes three steps (Understand, Focus, and Grow) designed to make our businesses both bigger and better.  Our goal is to continue developing Hillenbrand as a world-class global diversified industrial company through the deployment of the HOM.

In pursuit of this goal, we strive to be responsible corporate citizens who are committed to the health and safety of our people, involvement in our communities, and protection of our environment. Our corporate social responsibility programs weave company, community, and commitment where we operate around the world.  For example, we currently operate a global corporate giving program to make direct donations to programs aligned with our values and charitable giving philosophy. In addition, our associates are encouraged to volunteer their time and talents in multiple service and impact programs that we sponsor throughout the Company, including our global community engagement initiative that we call the One Campaign. We believe that our associates understand that strong communities play an integral role in building a strong workforce. The Company has also focused on its unique workforce partnerships with local schools and other institutions in the regions in which we operate.  In addition, we require compliance with all applicable environmental laws and regulations, and our Code of Ethical Business Conduct encourages our associates to be proactive and look for ways we can reduce waste and use energy and natural resources more efficiently.  We believe that strategic investment in our communities will enhance our ability to engage, innovate, inspire, and drive quality experiences and success for our associates and the Company.

In addition to corporate social responsibility projects already in place, the Company evaluates opportunities to align its business practices with the principles of sustainable growth.  At the direction of our Board of Directors, in 2018 Hillenbrand created a Sustainability Steering Committee, consisting of associates from our corporate center and operating companies, to guide the Company’s efforts in this regard. The Company has also engaged an independent consultant to evaluate opportunities to enhance its sustainability efforts. With this consultant’s assistance, the Company is commencing a materiality assessment designed to identify our stakeholders and engage with them regarding potential sustainability efforts in areas such as health and safety, environment, and workforce matters, among others. We intend to use the results of this materiality assessment, which we anticipate completing during fiscal year 2019, to develop a path forward in augmenting our commitment to sustainability and corporate social responsibility.

Determinations with Respect to Independence of Directors

The Corporate Governance Standards adopted by the Board of Directors, in accordance with New York Stock Exchange listing standards, require the Board to make an annual determination regarding the independence of each of the Company’s directors and provide standards for making those determinations.  The Board made those determinations for each member of the Board in December 2018 based on an annual evaluation performed by, and recommendations made by, the Nominating/Corporate Governance Committee of the Board.

To assist in the Board’s determinations, each director completed materials designed to identify any relationships that could affect the director’s independence under the applicable New York Stock Exchange and SEC rules.  On the basis of these materials and the standards described above, the Board determined that each of Edward B. Cloues, II, Gary L. Collar, Helen W. Cornell, Mark C. DeLuzio, Joy M. Greenway, Daniel C. Hillenbrand, Thomas H. Johnson, F. Joseph Loughrey, Eduardo R. Menascé, Neil S. Novich, and Stuart A. Taylor, II is independent.  The Board determined that Joe A. Raver does not meet the director independence standards because of his current service as President and CEO of the Company.  Accordingly, Mr. Raver does not serve on the Audit, Compensation, or Nominating/Corporate Governance Committees of the Board of Directors.

Committees of the Board of Directors

It is the general policy of the Company that significant decisions be considered by the Board as a whole.  As a consequence, the standing committee structure of the Board is limited to those committees considered to be basic to, or required for, the operation of a publicly held company.  Currently those committees are the Audit Committee, Compensation Committee, Nominating/Corporate Governance Committee, and Mergers and Acquisitions Committee, each of which has a written charter adopted by the Board of Directors.  The Nominating/Corporate Governance Committee recommends the members and chairpersons of those committees to the Board.  The Audit Committee, Compensation Committee, and Nominating/Corporate Governance Committee are made up of only independent directors.  Membership on these committees as of January 1, 2019, is shown in the following chart:

Audit	Compensation and Management Development	Mergers and Acquisitions	Nominating/Corporate Governance

Edward B. Cloues, II Joy M. Greenway Daniel C. Hillenbrand[5] Thomas H. Johnson Eduardo R. Menascé Neil S. Novich[6] ♦ Stuart A. Taylor, II ♦ Committee Chairperson	Gary L. Collar Helen W. Cornell[7] ♦ Mark C. DeLuzio F. Joseph Loughrey	Edward B. Cloues, II Helen W. Cornell Neil S. Novich Stuart A. Taylor, II ♦
Edward B. Cloues, II
Gary L. Collar
Helen W. Cornell
Mark C. DeLuzio
Joy M. Greenway
Daniel C. Hillenbrand[6]
Thomas H. Johnson
F. Joseph Loughrey ♦
Eduardo R. Menascé
Neil S. Novich
Stuart A. Taylor, II

The current charter for each of the Board’s standing committees is available on the Company’s web site at www.hillenbrand.com and is available in print to any shareholder who requests it through the Company’s Investor Relations Department.

In furtherance of its policy of having significant decisions made by the Board as a whole, the Company has an orientation and continuing education process for Board members that includes the furnishing of educational and industry-specific materials, meetings with key management, and attendance at Company and industry events.  The Board attempts to hold at least one meeting per year at a Company facility outside of its headquarters in Batesville, Indiana.  The directors’ education includes, among other things, regular dedicated sessions regarding the Company’s businesses and operations, Audit Committee-sponsored financial literacy and legal and regulatory compliance training, and regular management and corporate governance presentations at Nominating/Corporate Governance and Compensation Committee meetings.  Throughout their terms, directors are expected to continue to deepen their experience in the industries and markets served by the Company and to remain generally apprised of trends and developments in corporate governance.

5  Mr. Hillenbrand joined the Audit Committee and Nominating/Corporate Governance Committee in May 2018.
6  In August 2018, Mr. Novich moved from the Compensation and Management Development Committee to the Audit Committee.  In connection with Mr. Menascé’s anticipated retirement, Mr. Novich became Chairperson of the Audit Committee as of January 1, 2019.
7  Ms. Cornell became Chairperson of the Compensation and Management Development Committee in August 2018.

Audit Committee.  The Audit Committee has general oversight responsibilities with respect to the Company’s financial reporting and financial controls, as well as all financial-related risks facing the Company, the ethics and compliance function, and information technology security matters.  The Audit Committee annually reviews the Company’s financial reporting process, its system of internal controls regarding accounting, legal, and regulatory compliance that management or the Board has established, the organizational structure of the Company’s ethics and compliance function, information technology security practices, and the internal and external audit processes of the Company.  Each current member of the Audit Committee is independent under SEC Rule 10A-3 and New York Stock Exchange listing standards.

Each member of the Audit Committee meets the financial literacy guidelines established by the Board in the Audit Committee Charter.  The Board interprets “financial literacy” to mean the ability to read and understand audited and unaudited consolidated financial statements (including the related notes) and monthly operating statements of the sort released or prepared by the Company, as the case may be, in the normal course of its business.  The Board of Directors has determined that each current member of the Audit Committee is an “audit committee financial expert” as that term is defined in Item 407(d) of SEC Regulation S-K.

Compensation and Management Development Committee (the “Compensation Committee”).  The Compensation Committee assists the Board in ensuring that the officers and key management of the Company are effectively compensated in terms of salaries, incentive compensation, and other benefits that are internally equitable and externally competitive.  As described in more detail in the “Compensation Discussion and Analysis” section, the Compensation Committee is guided by its compensation philosophy – that executives should be fairly compensated for creating appropriate long-term returns for shareholders.  As noted above, the Compensation Committee also analyzes and determines the risks, if any, created by our compensation policies and practices.  In addition, the Compensation Committee is responsible for reviewing and assessing the talent development and succession strategies concerning the non-CEO officers and key employees of the Company.  Each current member of the Compensation Committee is independent as defined by New York Stock Exchange listing standards and SEC rules.

Nominating/Corporate Governance Committee.  The Charter for the Nominating/ Corporate Governance Committee provides that the primary functions of this Committee are to assist the Board of Directors in (i) ensuring that the Company is operated in accordance with prudent and practical corporate governance standards; (ii) ensuring that the Board consists of an appropriate number of independent directors, sufficient to satisfy the threshold requirements established by the Company’s Corporate Governance Standards, New York Stock Exchange listing standards and other regulations; and (iii) identifying potential candidates for the Board.  Each current member of the Nominating/Corporate Governance Committee is independent as defined by New York Stock Exchange listing standards and SEC rules.

Our Board views succession planning to be instrumental to the Company’s long-term success. Consequently, the Nominating/Corporate Governance Committee, on which all of our independent directors serve, is responsible for ensuring there is an effective succession plan for the Company’s CEO. Our succession plan addresses both a short-term or unexpected loss of our CEO, as well as long-term succession.

The Board has adopted position specifications applicable to members of the Board, and nominees for the Board recommended by the Nominating/Corporate Governance Committee must meet the qualifications set forth in those position specifications. The specifications provide that a candidate for director should not ever have (i) been the subject of an SEC enforcement action in which he or she consented to the entry of injunctive relief, a cease and desist order, or a suspension or other limitation on the ability to serve as a corporate officer or supervisor; (ii) had any license suspended or revoked due to misconduct of any type; or (iii) violated any fiduciary duty to the Company or any provision of its Code of Ethical Business Conduct. Additionally, each candidate for director should exhibit the following characteristics:

•	Have a reputation for industry, integrity, honesty, candor, fairness, and discretion;

•	Be an acknowledged expert in his or her chosen field(s) of endeavor, which area of expertise should have some relevance to the Company’s businesses or operations;

•	Be knowledgeable, or willing and able to quickly become knowledgeable, in the critical aspects of the Company’s businesses and operations;

•	Be experienced and skillful in serving as a competent overseer of, and trusted advisor to, senior management of a substantial publicly held corporation; and

•	For non-employee directors, meet the New York Stock Exchange independence standards then in effect.

While the Company does not have a formal policy regarding diversity among our directors, the Board values diversity in thought, skills, experience, and perspectives, and believes that diversity in the broadest sense provides a tangible competitive advantage. In identifying director nominees, the Nominating/Corporate Governance Committee seeks talented people with diverse backgrounds who can work together to lead the Company to long-term success.

Although Hillenbrand has been a public company only since 2008, the Board considers refreshment and succession planning to be at the core of its ability to reach sound decisions that drive shareholder value. Since the Company’s inception, the Board has replaced some directors and expanded the number of its members, consistently valuing diversity and global diversified industrial experience in selecting candidates. Company directors vary in age and tenure, with an average age of 61 and average tenure of 7 years.8 The Board believes that the varying tenures of its members provides a constructive blend of institutional knowledge and fresh external viewpoints. In order to encourage refreshment, the Board has implemented a policy requiring each director to resign no later than the first Annual Meeting of shareholders following the date on which such director turns 73 years of age. As the Company matures, the Board will continue to focus on Board refreshment by reviewing, among other things, its composition against the skills matrix described further below, the age and tenure of Company directors, the results of annual evaluations, and overall Board and Committee succession planning. These items remain key aspects of the Board’s refreshment strategy, and the Board will continue to look for ways to improve. For additional details on the Board’s refreshment strategy, you may refer to the Nominating/Corporate Governance Committee Charter and our Corporate Governance Standards, both of which are posted on the Company’s web site at www.hillenbrand.com.

8  As of the date following the 2019 Annual Meeting of shareholders assuming re-election of all nominees.

The Nominating/Corporate Governance Committee oversees the annual evaluation of the Board, which, depending on the focus of the evaluation in a particular year, can include a formal evaluation of the whole Board, its various committees, or individual directors. The evaluation is typically conducted as a self-assessment, with an opportunity to also provide feedback on Board performance and raise any concerns that an individual director may have. Based upon the assessment results, the Board agrees on improvement goals for the coming year and tracks its progress against those goals over the course of the year. The Board also may engage and pay fees to a third-party consultant to assist in performing the Board evaluation and also in identifying and evaluating potential director nominees. Generally, a third-party consultant assists with the Board evaluation at least once every three years. The Nominating/Corporate Governance Committee strives to embed honest feedback into the Board’s culture and set a tone of open and transparent dialogue throughout the assessment process.

In addition, evaluation results are integrated into Board succession planning. As an example, if the evaluation process were to suggest that the Board is underrepresented with respect to a particular skill or experience, then filling a future vacancy would be informed by that suggestion. The Board has also developed a skills matrix that the Nominating/Corporate Governance Committee utilizes as a guide when evaluating the breadth and depth of the Board’s skills and experience relative to the Company’s business strategy and when considering director nominees. The Board continues to refine and update its skills matrix on a regular basis. The Nominating/Corporate Governance Committee also reviews incumbent directors against the position specifications applicable to members of the Board of Directors and independence standards set forth in New York Stock Exchange listing standards and SEC rules.

The Nominating/Corporate Governance Committee’s policy is to consider director candidates recommended by shareholders. Any such recommendations should be communicated to the Chairperson of the Nominating/Corporate Governance Committee in the manner described below under the heading “How You Can Communicate with Directors” and should be accompanied by the information required under the Company’s By-laws for shareholder nominees.

The Company’s By-laws provide that nominations of persons for election to the Board of Directors may be made for any meeting of shareholders at which directors are to be elected by or at the direction of the Board or by any shareholder entitled to vote for the election of members of the Board at the meeting. For nominations to be made by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Company, and any nominee must satisfy the qualifications established by the Board from time to time as contained in the Company’s proxy statement for the immediately preceding Annual Meeting of shareholders or posted on the Company’s web site at www.hillenbrand.com.

To be timely, a shareholder’s nomination must be delivered to or mailed and received by the Secretary at the Company’s principal offices not later than (i) in the case of the Annual Meeting, 100 days prior to the anniversary of the date of the immediately preceding Annual Meeting that was specified in the initial formal notice of such meeting (but if the date of the forthcoming Annual Meeting is more than 30 days after such anniversary date, such written notice will also be timely if received by the Secretary by the later of (a) 100 days prior to the forthcoming meeting date, or (b) the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date); and (ii) in the case of a special meeting, the close of business on the tenth day following the date on which the Company first makes public disclosure of the meeting date. The notice given by the shareholder must set forth: (A) the name and address of the shareholder who intends to make the nomination and of the person or the persons to be nominated; (B) a representation that the shareholder is a holder of record, setting forth the shares so held, and intends to appear in person or by proxy as a holder of record at the meeting to nominate the person or persons specified in the notice; (C) a description of any agreement, arrangement or understanding (including, without limitation, any derivative or short positions, profit interests, options, hedging transactions, and borrowed or loaned shares) that has been entered into as of the date of the shareholder’s notice by, or on behalf of, the shareholder or any of its affiliates or associates, the effect or intent of which is to mitigate loss to, manage risk or benefit of share price changes for, or increase or decrease the voting power of the shareholder or any of its affiliates or associates with respect to common stock of the Company; (D) a description of all arrangements or understandings between such shareholder and each nominee proposed by the shareholder and any other person or persons (identifying such person or persons) pursuant to which the nomination or nominations are to be made by the shareholders; (E) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; (F) the consent in writing of each nominee to serve as a director of the Company if so elected; (G) a description of the qualifications of such nominee to serve as a director of the Company, and (H) an undertaking by the shareholder to notify the Company in writing of any change in the information called for by clauses (B), (C), and (D) as of the record date for such meeting, by notice received by the Secretary not later than the 10th day following such record date, and thereafter by notice so given and received within two business days of any change in such information, and, in any event, as of the close of business of the day preceding the meeting date.

The Nominating/Corporate Governance Committee also oversees director compensation. The Company’s Corporate Governance Standards require the assessment of the Company’s director compensation package periodically, but no less frequently than once every three years, to ensure that it reflects competitive market conditions and sound corporate governance practices. This was last done in 2017. See the discussion below under “Compensation of Directors” for additional details on the Nominating/Corporate Governance Committee’s role in overseeing director compensation.

Mergers and Acquisitions Committee. Given the importance of mergers and acquisitions in the Company’s overall strategy, a designated committee of the Board has been formed to focus solely on this area. The Mergers and Acquisitions Committee (the “M&A Committee”) (a) reviews with management and the Board the role of mergers and acquisitions within the Company’s overall growth strategy, (b) provides advice and counsel to management regarding the Company’s various strategic alternatives, with a primary focus on the composition and growth of the Company’s portfolio of businesses, and (c) reviews material mergers, acquisitions, dispositions or other potential transactions, and provides guidance to management as it prepares to present its conclusions and recommendations to the Board as appropriate. While the M&A Committee reviews significant transactions with management, the authority to approve such transactions rests with the Board as a whole.

Certain Relationships and Related Person Transactions

The Corporate Governance Standards for the Board require that all transactions between the Company or its subsidiaries and any “related person” (as such term is defined in applicable securities regulation) must be reviewed and pre-approved pursuant to the terms of the Company’s Related Person Transaction Policy. The Related Person Transaction Policy requires approval of such transaction by the Nominating/Corporate Governance Committee, in the case of material or disclosable transactions, or by the Chairperson of that Committee, in the case of immaterial and non-disclosable transactions. The Related Person Transaction Policy requires that the Nominating/Corporate Governance Committee or its Chairperson, as applicable, consider all relevant facts and circumstances of the transaction, including the commercial reasonableness of the terms, the benefit and perceived benefit to the Company, the availability of alternative transactions, the materiality and character of the related person’s interest, and the actual or apparent conflict of interest of the related person. If the related person is an independent director (or an immediate family member of an independent director), then the impact on the director’s independence shall also be considered.

Thomas H. Johnson, a director of the Company, owns a 25 percent interest in the Weigel Funeral Home in Batesville, Indiana. This funeral home purchases products from the Company’s Batesville subsidiary at market prices. In fiscal year 2018, the total amount of purchases made from Batesville by that funeral home was approximately $140,000, and purchases during fiscal 2019 are expected to remain generally consistent with prior years.

How You Can Communicate with Directors

Shareholders of the Company and other interested persons may communicate with the Chairperson of the Board, the chairpersons of the Board’s committees, or the non-management directors of the Company as a group, by sending an email to our Investor Relations Department at investors@hillenbrand.com. The email should specify which of the foregoing is the intended recipient so that it can be forwarded accordingly.

Attendance at Meetings

The upcoming Annual Meeting will be the eleventh Annual Meeting of the Company’s shareholders. Board members are expected to attend each Annual Meeting. The Chairperson of the Board generally presides at the Annual Meetings of shareholders, and the Board holds one of its regular meetings in conjunction with each such Annual Meeting. All of the directors attended the Company’s 2018 Annual Meeting.

The Board held a total of five meetings during the fiscal year ended September 30, 2018. During that fiscal year, the Compensation Committee held five meetings, the Nominating/ Corporate Governance Committee held four meetings, the Audit Committee met ten times, and the M&A Committee met four times. No member of the Board of Directors attended fewer than 75 percent of the aggregate of the number of meetings of the full Board of Directors and the number of meetings of the committees on which he or she served during fiscal year 2018.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee had no interlocks or insider participation during fiscal year 2018. Specifically, during fiscal year 2018, directors Collar, Cornell, DeLuzio, Loughrey, and Novich9 served on the Compensation Committee of the Company, and none of them:

•	Is or has at any time been an officer or employee of the Company or any of its subsidiaries; or

•
Has or has had at any time any direct or indirect interest in an existing or proposed transaction involving more than $120,000 in which the Company is, was, or was proposed to be a participant, or that is otherwise required to be disclosed by us under the proxy disclosure rules.

Also in that regard, during fiscal year 2018, none of our executive officers served as a member of the board of directors or on the compensation committee of any other company that had an executive officer who served on our Board of Directors or our Compensation Committee.

9  As noted previously, Mr. Novich moved from the Compensation Committee to the Audit Committee in August 2018.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

In furtherance of our stated goal of creating shareholder value over the long term, we believe it is important for our directors and executive officers to own stock in the Company. In that regard, each non-employee director is required, within five years after becoming a director, to own and maintain ownership of a minimum number of shares of our common stock equal in value to five times his or her annual cash compensation. Such ownership includes shares of restricted stock and restricted stock units but not shares that underlie unexercised stock options. In addition, non-employee directors are required to hold any vested shares of stock awarded as part of their annual equity compensation until after the director ceases to serve on the Board10, or upon a change in control of the Company or the director’s death or permanent and total disability. Ownership requirements for our Named Executive Officers and other executive officers are detailed in the “Compensation Discussion and Analysis” section of this proxy statement.

The table below shows shares beneficially owned by all directors and executive officers as of December 14, 2018.

Security Ownership of Directors:

Name	Shares (1) Beneficially Owned As Of December 14, 2018	Percent Of Total Shares Outstanding

F. Joseph Loughrey – Chairperson	74,373 (2)	*

Edward B. Cloues, II	33,329 (3)	*

Gary L. Collar	10,769 (4)	*

Helen W. Cornell	27,805 (5)	*

Mark C. DeLuzio	67,202 (6)	*

Joy M. Greenway	18,537 (7)	*

Daniel C. Hillenbrand	871,434 (8)	1.39%

Thomas H. Johnson	49,140 (9)	*

Eduardo R. Menascé	53,137 (10)	*

Neil S. Novich	37,283 (11)	*

Joe A. Raver	455,462 (12)	*

Stuart A. Taylor, II	54,070 (13)	*

10  For awards granted prior to May 2014, directors must hold the underlying shares of common stock of the Company for six months after they cease serving as a director; for awards granted in May 2014 or later, directors must hold the underlying shares of common stock of the Company for one day after the director ceases serving.

Security Ownership of Named Executive Officers:

Name	Shares (1) Beneficially Owned As Of December 14, 2018	Percent Of Total Shares Outstanding

Kristina A. Cerniglia	108,035 (14)	*

Kimberly K. Ryan	186,631 (15)	*

J. Michael Whitted	10,923 (16)	*

Christopher H. Trainor	70,393 (17)	*

All directors and executive officers of the Company as a group, consisting of 20 persons	2,163,750 (18)	3.41%

*	Ownership is less than one percent of the total shares outstanding.

(1)
The Company’s only class of equity securities outstanding is common stock without par value. Except as otherwise indicated in these footnotes, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. None of the shares beneficially owned by directors or executive officers is pledged as security. Information regarding shares beneficially owned by Mr. Raver, our President and CEO, is included in the “Security Ownership of Directors” table above.

(2)	Includes (i) 20,000 shares directly owned by Mr. Loughrey and (ii) 54,373 restricted stock units held on the books and records of the Company.

(3)	Includes 33,329 restricted stock units held on the books and records of the Company.

(4)	Includes 10,769 restricted stock units held on the books and records of the Company.

(5)	Includes 1,500 shares held by trust of which Ms. Cornell is trustee, and 26,305 restricted stock units held on the books and records of the Company.

(6)
Includes 44,140 restricted stock units held on the books and records of the Company and 23,062 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

(7)	Includes 18,537 restricted stock units held on the books and records of the Company.

(8)
Includes (i) 1,000 shares directly owned by Mr. Hillenbrand; (ii) 946 restricted stock units held on the books and records of the Company; and (iii) 869,488 shares indirectly beneficially owned by Mr. Hillenbrand, consisting of (a) 712,525 shares owned by Generations, LP, (b) 45,719 shares owned by Clear Water Capital Partners, LP, (c) 8,631 shares owned by John and Joan GC TR FBO (John, Rose and Olivia), with respect to which Mr. Hillenbrand is a co-trustee, (d) 5,754 shares owned by John and Joan GC TR FBO (Eleanor and Sarah), with respect to which Mr. Hillenbrand is a co-trustee, with respect to which Mr. Hillenbrand disclaims beneficial ownership, (e) 48,611 shares owned by Hillenbrand II TR FBO (John, Rose and Olivia), with respect to which Mr. Hillenbrand is a co-trustee, (f) 28,248 shares owned by John and Joan CRT IMA, with respect to which Mr. Hillenbrand is a co-trustee, and (g) 20,000 shares owned by Anne Hillenbrand Singleton Trust, with respect to which Mr. Hillenbrand disclaims beneficial ownership.

(9)	Includes 5,000 shares directly owned by Mr. Johnson and 44,140 restricted stock units held on the books and records of the Company.

(10)	Includes 53,137 restricted stock units held on the books and records of the Company.

(11)
Includes 34,218 restricted stock units held on the books and records of the Company and 3,065 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

(12)	Includes 123,687 shares directly owned by Mr. Raver and 331,775 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 14, 2018.

(13)
Includes 42,914 restricted stock units held on the books and records of the Company and 11,156 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

(14)	Includes 38,428 shares directly owned by Ms. Cerniglia and 69,607 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 14, 2018.

(15)	Includes 65,108 shares directly owned by Ms. Ryan and 121,523 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 14, 2018.

(16)	Includes 100 shares directly owned by Mr. Whitted and 10,823 restricted stock units held on the books and records of the Company.

(17)	Includes 25,190 shares directly owned by Mr. Trainor and 45,203 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 14, 2018.

(18)
Includes 283,580 shares directly owned by the applicable director or executive officer, 594,669 shares that may be purchased pursuant to stock options that are exercisable within 60 days of December 14, 2018, 377,230 restricted stock units held on the books and records of the Company, 86,990 shares held by trusts, 758,244 shares owned by limited partnerships, 25,754 shares with respect to which the director disclaims beneficial ownership, and 37,283 shares acquired with deferred director fees and held on the books and records of the Company under the Board’s deferred compensation plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under Section 16(a) of the Securities Exchange Act of 1934, the Company’s directors, certain of its officers, and any person holding more than 10 percent of the Company’s common stock are required to file with the SEC initial reports of ownership and reports of changes in ownership of common stock of the Company. The Company is required to report in this proxy statement any failure to file or late filing occurring during the fiscal year ended September 30, 2018. Based solely on a review of filings furnished to the Company and other information from reporting persons, the Company believes that all these filing requirements were satisfied by its directors, officers, and 10 percent beneficial owners.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS OF MORE THAN 5 PERCENT OF THE COMPANY’S COMMON STOCK

The following table provides information regarding all persons or entities known to us that, as of the date indicated, were beneficial owners of more than 5 percent of the Company’s common stock.

Name	Shares Beneficially Owned As Of December 14, 2018	Percent Of Total Shares Outstanding

BlackRock Inc. 55 East 52nd Street New York, NY 10055	9,764,737 (1)	15.62%

Vanguard Group, Inc. P.O. Box 2600, V26 Valley Forge, PA 19482	6,051,980 (2)	9.68%

(1)
This information is based on a Form 13F filed by BlackRock Inc. with the Securities and Exchange Commission on November 9, 2018; reflects sole investment discretion with respect to all shares, sole voting power with respect to 9,626,924 shares, and no voting power with respect to 137,813 shares.

(2)
This information is based on a Form 13F filed by Vanguard Group, Inc. with the Securities and Exchange Commission on November 14, 2018; reflects sole investment discretion with respect to 5,918,882 shares, and shared investment discretion with respect to 133,098 shares; reflects sole voting power with respect to 130,208 shares, shared voting power with respect to 8,027 shares, and no voting power with respect to 5,913,745 shares.

EXECUTIVE COMPENSATION

Introduction

Part I of this “Executive Compensation” section provides detailed information about our executive compensation philosophy, policies, actions, decisions (and the bases for such decisions), and procedures as they relate to our executive officers who are included in the compensation disclosures in this proxy statement pursuant to SEC rules – persons who are identified as our Named Executive Officers. This section is organized as follows:

•	Our Executive Compensation Philosophy
•	Process for Determining Compensation
•	Compensation of Our Named Executive Officers for Fiscal Year 2018
•	Retirement and Savings Plans
•	Employment Agreements and Termination Benefits
•	Other Personal Benefits
•	Compensation-Related Policies

Part II of this “Executive Compensation” section is a report from the Compensation Committee of our Board of Directors. Following that report, in Part III, we present numerous tables that report in detail the compensation of, and the potential amounts payable by the Company under certain contractual agreements with, the Named Executive Officers. Part IV provides information regarding the engagement of Ernst & Young LLP, the former independent compensation consultant engaged by the Compensation Committee until May 2018, and Deloitte Consulting LLP, the Compensation Committee’s current independent compensation consultant. Part V provides information relating to the compensation-related risk assessment and management strategies employed by the Company. Part VI discloses our CEO pay information pursuant to Item 402(u) of Regulation S-K.

We have attempted to enhance the accessibility of the information presented by the use of tables and charts as much as possible. We encourage you to keep two basic thoughts in mind as you read:

•	First, the compensation of our Named Executive Officers is set by our Compensation Committee, which is a committee of independent directors.

•
Second, a significant portion of each Named Executive Officer’s compensation is variable based on individual performance and the performance of the Company or its applicable business unit. This structure is designed to align compensation with the interests of the shareholders of the Company.

PART I: COMPENSATION DISCUSSION AND ANALYSIS

Our Executive Compensation Philosophy

We believe that Hillenbrand’s executives should be fairly compensated for creating appropriate long-term returns for shareholders. Our Compensation Committee has adopted the following Executive Compensation Philosophy, which describes the principles of our executive compensation program and which is used as the guide to our program design and compensation decisions.

The executive compensation program is designed to ensure officers and key management personnel are effectively compensated in terms of base salary, incentive compensation, and other benefits that advance the long-term interest of Hillenbrand’s shareholders.

The compensation program is based on the following principles:

•	Reinforcing the absolute requirement for ethical behavior in all practices;

•	Aligning management’s interests with those of shareholders, and structuring short-term targets that lead to long-term value creation;

•
Motivating management to achieve superior results by paying for sustainable performance (superior performance is rewarded with commensurate incentives, while little to no incentive is paid for underperformance);

•	Offering and maintaining competitive compensation in order to attract and retain superior talent;

•	Maintaining a significant portion of at-risk compensation (with increased emphasis on at-risk compensation based on greater responsibility in the Company);

•	Delineating clear accountabilities while discouraging unnecessary and excessive risk taking; and

•	Providing clarity and transparency in compensation structure.

Our Named Executive Officers. Per SEC rules, our Named Executive Officers for 2018 are:

Joe A. Raver	President and Chief Executive Officer
Kristina A. Cerniglia	Senior Vice President and Chief Financial Officer
Kimberly K. Ryan	Senior Vice President and President of Coperion
J. Michael Whitted	Senior Vice President, Strategy and Corporate Development
Christopher H. Trainor	Senior Vice President and President of Batesville

Compensation Program Features and Best Practices. Our compensation philosophy and the principles described above serve as the foundation for our executive compensation program. Building on this foundation, our Compensation Committee and the full Board continually seek improvement and alignment with best practices – both in our compensation program itself and in our corporate governance practices that support it – by soliciting feedback from shareholders and consulting the Company’s independent compensation consultant and other advisors. The result is a compensation program characterized by certain distinct features highlighted below that strengthen the performance orientation of our executive compensation program and reflect our ongoing commitment to align executive pay with long-term shareholder value.

Key Point: Our Focus on Performance-Based Compensation. The central theme of the compensation philosophy of Hillenbrand and our Compensation Committee is that a significant portion of each Named Executive Officer’s compensation will be “performance-based” and, therefore, at risk. This theme is highlighted in the table below, which summarizes the components of our executive compensation program. We use a thorough process for determining Named Executive Officer compensation, including a review of peer group compensation data and such peers’ pay practices. A more detailed discussion of our compensation-setting process and each of the components of our Named Executive Officer compensation, and the plans under which they are provided, appears later in this “Compensation Discussion and Analysis” section.

Component	Description And Purpose
Base Salary	Fixed compensation intended to provide a base level of income and aid in the attraction and retention of talent in a competitive market.

Short-Term Incentive Compensation (“STIC”)
Variable annual cash bonus designed to motivate and reward executives based on achieving both company (Hillenbrand or its business units, as applicable) and individual performance goals for a given fiscal year. Also aids in the attraction and retention of talent in a competitive market.

Long-Term Incentive Compensation (“LTIC”)
Variable annual equity grant with three-year vesting period designed to reward executives for creating long-term shareholder value and for their individual contributions to the Company’s performance, as well as to motivate future contributions and decisions aimed at increasing shareholder value. Also aids in the attraction and retention of talent in a competitive market.

Retirement and Other Benefits	Fixed component of compensation intended to protect against catastrophic expenses (healthcare, disability, and life insurance) and provide opportunity to save for retirement (pension and 401(k)).

Post-Termination Compensation (Severance and Change in Control)	Severance program designed to allow executives to focus on acting in the best interests of shareholders regardless of the impact on their own employment.

The first three compensation components shown in the above table (base salary, STIC, and LTIC) constitute what is generally referred to as an employee’s “core compensation.” While the core compensation of our Named Executive Officers consists of both fixed and variable components, a significant portion is variable, or performance-based. Each of the Named Executive Officers receives a base salary regardless of the performance of the Company in any individual year. Any particular officer’s salary can be and is modified from year-to-year based on changes in the market and such officer’s individual performance and changes in responsibilities, as determined by the CEO and Compensation Committee, as applicable. Beyond base salary, each Named Executive Officer is eligible to receive STIC and LTIC, and those components of compensation are variable and at risk, dependent upon the performance of the relevant business(es) and the individual performance of the executive. STIC payouts to our Named Executive Officers vary based on the annual performance of the Company or its applicable business unit and the individual officer, while LTIC payouts to our Named Executive Officers vary based on the performance of the Company over a three-year measurement period.

Our commitment to performance-based compensation is illustrated by the following chart, which shows the fixed (base salary) and variable (STIC and LTIC) core compensation at target levels for our President and CEO for fiscal year 2018:

This chart shows that 83 percent of the target core compensation of the Company’s President and CEO for the year was performance-based and at risk, while 17 percent was fixed. The Compensation Committee believes that this approach to compensating our President and CEO, and the similar approach taken with the other Named Executive Officers, aligns executive compensation appropriately with the interests of shareholders of the Company and creates incentives for executives to act in the best interests of the shareholders.

Target Core Compensation Mix. The Compensation Committee’s approach to creating annual target STIC and LTIC awards for Named Executive Officers, and the principles driving that approach, are discussed in more detail below. As reflected in the chart above, this approach has generally produced a core compensation mix of approximately 20 percent base salary, 20 percent STIC, and 60 percent LTIC for our President and CEO. A similar approach is used for our other Named Executive Officers, although the other executives have a higher percentage of base salary, and a correspondingly lower percentage of STIC and LTIC, than our President and CEO. Given the role of the CEO in ultimately driving results throughout the organization, the Compensation Committee believes the resulting emphasis on performance-based, at risk compensation, and in particular, long-term incentives, is appropriate and in the best interests of shareholders.

Process for Determining Compensation

Each year, prior to or shortly after the start of the new fiscal year, the Compensation Committee takes the following actions:

•	It sets the base salaries of the Named Executive Officers for the coming calendar year.

•
It sets, if deemed appropriate, the STIC target award formula for each Named Executive Officer and establishes the performance objectives that are to be used in the award formula for the new fiscal year. See the discussion below under the heading “Annual Cash Incentive Awards” in this Part I for more details regarding performance objectives and the STIC award formula.

•
With support from the Company’s internal audit team, it certifies performance and confirms the computation of the actual STIC awards to be paid to the Named Executive Officers with respect to the fiscal year ended on the preceding September 30.

•
It grants LTIC awards to the Named Executive Officers and determines the mix and the performance objectives that are to be used in the LTIC award formula. See the discussion below under the heading “Long-Term Incentive Compensation (LTIC)” in this Part I for more details regarding performance objectives and the LTIC award formula.

•
With support from the Company’s internal audit team, it certifies performance and confirms the computation of the actual award amounts to be paid to the Named Executive Officers with respect to performance-based LTIC awards whose three-year performance measurement period ended on the preceding September 30.

Factors Considered in Setting Compensation

In establishing and adjusting the elements of our executive compensation program and the compensation packages for the Named Executive Officers, the Compensation Committee considers and analyzes a number of factors. No single factor determines the outcome of the Compensation Committee’s work. The Compensation Committee strives to establish compensation packages for the Named Executive Officers that enable the Company to attract, retain, and motivate the executive talent needed to operate the Company in a manner that is in the best interests of the shareholders.

Factors the Compensation Committee considers are discussed below. They are not discussed in any order of priority, and no one factor standing alone is necessarily more important than the others.

Peer Group Data. The Compensation Committee compares the components and levels of our compensation program to those of a selected peer group of companies. Our Compensation Committee believes that we have to remain competitive in order to attract, retain, and motivate our executive talent.

Our Compensation Committee benchmarks the target compensation of our Named Executive Officers to the 50th percentile of the compensation paid by our peer group, although actual compensation paid in any given year may be above or below the benchmark, as a result of the performance-based nature of our executive compensation program and a variety of other factors that the Compensation Committee considers in setting compensation, including: level and breadth of experience and responsibility of the officer; the complexity of the position; individual performance and growth potential; the difficulty of replacement; and the individual’s tenure in his/her role.

The Compensation Committee reviews the composition of the Company’s peer group at least annually and, as appropriate, updates the group to reflect changes among peer companies, industry consolidation, and the Company’s own evolution as a global diversified industrial company. In considering our peer group, our Compensation Committee, aided by its independent compensation consultant, reviews various business attributes and financial metrics to assess whether additions or deletions to the current peer group are appropriate. Qualitative factors considered in developing the peer group include the complexity of a company’s product line, extent of its global operations, and cyclicality of its business. Quantitative factors include revenues, free cash flow, operating income, return on invested capital, and number of employees, among others. In addition, various members of management provide input to the Compensation Committee relative to understanding the Company’s key financial metrics, key competitors for talent, key competitors in the markets we serve, the Company’s business plan, and other factors. Notwithstanding the above, decisions regarding the composition of the peer group ultimately rest with the Compensation Committee.

The Compensation Committee conducted a detailed peer group review in fiscal year 2018 and maintained the peer group determined during its review in fiscal year 2017. As a result of the fiscal year 2017 review, effective beginning in fiscal year 2018, the Compensation Committee added two new members to the peer group – Actuant Corporation and Barnes Group Inc. Consequently, the peer group for fiscal year 2018 consisted of the following 17 companies:

Actuant Corporation Acuity Brands, Inc. Barnes Group Inc. Bruker Corporation EnPro Industries, Inc. Graco Inc. Herman Miller, Inc. HNI Corporation IDEX Corporation	Itron, Inc. John Bean Technologies Corporation Matthews International Corporation Rexnord Corporation Steelcase Inc. Tempur Sealy International Inc. The Middleby Corporation Waters Corporation

Independent Compensation Consultant Expertise. The Compensation Committee engages an independent compensation consultant to provide various items of relevant information and to perform various services for the Committee in connection with the establishment of the elements of our executive compensation program. The Compensation Committee seeks and considers the expert advice and recommendations of the independent compensation consultant in connection with the design of our compensation program and the establishment of appropriate compensation components and levels with respect to our Named Executive Officers. Ernst & Young LLP (“EY”) was the Committee’s independent compensation consultant from 2008 through and including the Compensation Committee’s meeting in May 2018. Following the Compensation Committee’s May 2018 meeting, the Committee retained Deloitte Consulting, LLP (“Deloitte”) as its independent compensation consultant.11

The independent compensation consultant advises the Compensation Committee on an ongoing basis with regard to the general competitive landscape and trends in compensation matters, including (i) incentive plan design, (ii) peer group selection and competitive market analyses, (iii) compensation risk management, and (iv) developments in emerging trends and practices. The consultant attends meetings of the Compensation Committee and at the request of the Chairperson participates in the Committee’s executive sessions.

See “Compensation Consultant Matters” in Part IV of “Executive Compensation” below for additional information regarding the Compensation Committee’s engagement of Deloitte as its new compensation consultant, as well as Deloitte’s and EY’s activities as independent compensation consultants for the Committee in fiscal year 2018, and amounts paid to Deloitte and EY and their respective affiliates during fiscal year 2018 for executive compensation consulting and other services.

Survey Data. In addition to peer group data, the Compensation Committee considers published compensation survey data provided by its independent compensation consultant, focusing on compensation data for companies in the manufacturing industry with revenues within a comparable range of the Company’s revenue. The survey data provides additional compensation data targeted to the specific job responsibilities of our Named Executive Officers.

External Market Conditions. When establishing the total compensation of each Named Executive Officer, the Compensation Committee also considers external market conditions, which include competitive pressures for the executive’s particular position within the industry, economic developments, and the condition of the labor markets.

11  Our Compensation Committee, with support from management, conducted a request for proposal process in fiscal year 2018 to select an independent compensation consultant suited to helping us implement our performance-based, at risk compensation programs.  Deloitte was selected as a result of this process.

Individual Factors. Individual factors are also considered by the Compensation Committee in establishing the compensation packages of our Named Executive Officers. These factors include the level and breadth of experience and responsibility of the officer, the complexity of the position, individual performance and growth potential, the difficulty of replacement, and the individual’s tenure in his/her role. Individual performance of our Named Executive Officers is evaluated in large part based upon the achievement of group and personal goals that are established by management and approved by the Compensation Committee each year. These goals for fiscal year 2018 are described below. The Company’s Chief Executive Officer discusses with the Compensation Committee his review and analysis of the performance of the other Named Executive Officers and makes recommendations to the Committee regarding their respective compensation packages.

2018 Individual Performance Goals. Management identified and the Compensation Committee approved five common objectives for all of our Named Executive Officers for fiscal year 2018. They were as follows:

•
Ensure successful operating company performance – provide oversight and resources needed to generate profitable organic and acquisition growth, strong cash flows, and improved cash return on invested capital. This will be accomplished through the establishment of clear goals and objectives, appropriate oversight to ensure goal achievement, a transparent resource allocation process, and a commitment to the Hillenbrand Operating Model (“HOM”).

•
Actively pursue acquisitions and integrate with success – identify prudent opportunities that meet our strategic criteria, provide attractive long-term returns for shareholders, generate profitable revenue and earnings per share growth, and leverage our operating model. Ensure acquisition success by planning, preparing for, and executing due diligence and integration with excellence, focusing on the critical few key areas of greatest value generation.

•
Implement and expand the HOM – drive the foundation of the operating model across the enterprise, leveraging the framework to produce sustainable and predictable results. Enhance and teach the organization the fundamentals and management practices at the core of the model. Expand the model to include additional practices and tools aimed at expanding enterprise value. Implement HOM in newly acquired companies.

•
Develop world class corporate capabilities to support the strategy and projected growth – make certain that resources, processes, procedures, technology, and controls are aligned with the Company’s transformation strategy.

•
Maintain a strong, deep, and diverse talent pool – ensure the experiences and skill sets necessary to achieve the corporate strategy are present in the organization. This will be accomplished by creating an environment so compelling that we can attract, further develop, and retain top talent individuals.

The following unique personal objectives were identified for each of the Named Executive Officers for fiscal year 2018:

•
For Mr. Raver – Develop and execute the Company’s strategy and business plan and achieve the Company’s financial and operational objectives; allocate capital to create shareholder value; lead the Company’s growth initiatives; oversee the Company’s acquisition activities; oversee efforts designed to strengthen the talent pool, capabilities, and competencies of the Company; and ensure that the Company engages in appropriate, meaningful, and transparent conversations with key stakeholders.

•
For Ms. Cerniglia –Provide financial and information technology leadership with excellence to the Company; ensure appropriate processes and procedures for the operation of the corporate financial and enterprise information systems (EIS) function are in place; ensure that appropriate internal controls to safeguard financial assets and proprietary information are developed and maintained; employ Lean throughout the finance and EIS function to increase efficiency and effectiveness; manage financial and information technology due diligence efforts and subsequent integration with respect to the Company’s acquisition activities; provide financial support where necessary to the Company’s subsidiaries; and ensure there is a high performing corporate finance and EIS team with the appropriate experiences and skill sets.

•
For Ms. Ryan – Develop and execute the strategic and resulting operating plan of Coperion; grow revenue, income before taxes, and cash flow organically by penetrating growing end markets, accelerating geographic expansion, and driving improved operational performance; use the HOM to realize the full value of the Coperion organization and to deliver sustainable and predictable results; and identify, execute, and integrate future strategic acquisitions in line with the Coperion strategy.

•
For Mr. Whitted – Lead the execution of Hillenbrand’s growth strategy along with the company-wide strategy management process; oversee the work of multi-disciplinary teams involved in the Company’s acquisition and divestiture efforts, particularly as it relates to opportunity identification and analysis, due diligence, and integration; lead all aspects of the Enterprise Risk Management (ERM) process in alignment with the strategy management process with a focus on early identification and mitigating action regarding significant risks to the business.[12]

•
For Mr. Trainor – Develop and execute the strategic and resulting operating plan of Batesville; use the HOM to deliver sustainable and predictable results; maintain the strong cash flow generation capabilities of Batesville; ensure the organization is sized appropriately to demand; continue to gain efficiencies and maintain margin through Lean; and provide talent to the rest of the organization.

12  Mr. Whitted joined the Company on June 18, 2018, after the Company’s annual process for identifying unique personal objectives.  The personal objectives identified above related to Mr. Whitted’s predecessor in the role of Senior Vice President of Strategy and Corporate Development for the first part of fiscal year 2018 and are consistent with the general objectives discussed with Mr. Whitted in connection with joining the Company.  Mr. Whitted’s unique personal objectives related to his role have been identified for fiscal year 2019.

Aggregate Compensation. The Compensation Committee considers the aggregate value of the Named Executive Officers’ core compensation components of base salary, STIC at target level, and LTIC at target level. The Compensation Committee compares the aggregate amount of these elements for our Named Executive Officers to the aggregate amount of the same elements of executive officer compensation at other companies using peer group and survey data.

As previously discussed under the heading “Peer Group Data,” our Compensation Committee benchmarks the target compensation of our Named Executive Officers to the 50th percentile of the compensation paid by our peer group, although actual compensation paid in any given year may be above or below the benchmark, due to the performance-based nature of our executive compensation program and a variety of other factors that the Committee considers in setting compensation. In the case of new hires or promotions, the Compensation Committee may target total direct compensation levels below the median, particularly for those who are relatively new to a role, depending on prior experience. For example, when Mr. Raver first became CEO of Hillenbrand, the Compensation Committee set his targeted total direct compensation level in the fourth quartile of the peer group, recognizing this target could be gradually increased to a level closer to the median over time as he gained more experience as a chief executive officer, with potential further increases as warranted, based on changes in the marketplace, his performance as CEO, or the Company’s overall performance.

Additionally, the Compensation Committee reviews “tally sheets” reflecting all compensation paid to our Named Executive Officers, including retirement and other benefits, perquisites, and amounts potentially payable to them upon a “change in control” of the Company. The Compensation Committee also considers projections as to the potential future value of long-term equity awards made to the Named Executive Officers.

Shareholder Say on Pay Vote. At each Annual Meeting of the Company’s shareholders since 2011, the Company has held a “Say on Pay Vote,” which is a non-binding advisory resolution stating that shareholders approve the compensation paid to the Company’s Named Executive Officers. The Compensation Committee carefully considers the results of this vote each year. Company shareholders have approved the Say on Pay Vote with over 96 percent support each year for the past five years. The Compensation Committee believes that the historical level of support for these votes reflects favorably on the Company’s executive compensation program and the actions taken by our Compensation Committee.

Compensation of Our Named Executive Officers for Fiscal Year 2018

In considering fiscal year 2018 compensation, the Compensation Committee received from and reviewed in detail with the Committee’s independent compensation consultant an Executive Compensation Market Analysis reporting, among other things, the median compensation paid by members of our peer group to their highest-paid executive officers, as well as the 25th percentile and 75th percentile compensation levels of similar executive officers as determined from various published compensation surveys.

To determine CEO performance and compensation, the Chairperson of the Compensation Committee and the Chairperson of the Board solicited feedback from each director regarding the CEO’s performance during the prior year. Each director’s comments were based on his or her own independent evaluation, as well as a self-review provided by the CEO. Both the Committee and the Board in executive session without the CEO present reviewed the feedback, and weighed it along with all other relevant factors, including the recommendations of the Committee’s independent compensation consultant, to determine the CEO’s performance-based compensation for the prior year. A summary of these discussions was provided to the CEO and was also used to set the CEO’s compensation and leadership goals for the following year.

Mr. Raver provided to and discussed with the Compensation Committee his review and analysis of the performance of the other Named Executive Officers. Mr. Raver also recommended to the Committee proposed compensation packages for the other Named Executive Officers for the year, which, at the request of the Committee, he had developed after reviewing the Executive Compensation Market Analysis provided to the Committee. After discussing the recommendations, reviewing individual performance, and considering Company performance data and competitive benchmark information, the Committee approved the compensation for the Named Executive Officers.

The individual components of our Named Executive Officers’ 2018 compensation packages are described in detail below.

Base Salaries. Our Named Executive Officers were paid the following base salaries13 during the fiscal year ended September 30, 2018:

Name	Base Salary
Joe A. Raver	$810,000
Kristina A. Cerniglia	$521,769
Kimberly K. Ryan	$485,961
J. Michael Whitted[14]	$122,596
Christopher H. Trainor	$434,808

The Compensation Committee believes these salaries are not only appropriate in light of available comparative data and the total mix of compensation for each of these officers, but also necessary in order to provide a guaranteed level of income to aid in the attraction and retention of talent in a competitive market.

Annual Cash Incentive Awards

Overview. The payment of annual cash short-term incentive compensation (“STIC”) to our Named Executive Officers for fiscal year 2018 was formula-based and was governed by our Short-Term Incentive Compensation Plan for Key Executives (“STIC Plan”).

The STIC Plan is designed to motivate our Named Executive Officers to perform and to meet both company and individual annual objectives. It is consistent with our philosophy that employees should share in the Company’s success when our short-term financial objectives are achieved, as we believe such achievement ultimately results in creating value for our shareholders. The potential to be paid short-term cash incentive awards plays an important role in the attraction and retention of our Named Executive Officers.

13  The salary amounts shown in this table vary slightly from those shown in the “Summary Compensation Table” in Part III below because this table reflects salary actually paid during the fiscal year, while the “Summary Compensation Table” is presented based on salary earned during the fiscal year.  The salary paid shown in this table is the basis used for the annual cash incentive calculation described below.
14  Mr. Whitted joined the Company in June 2018.  As a result, the salary figure set forth in the table reflects only the partial year salary paid from his start date through the end of the fiscal year.  His annualized salary paid would have amounted to approximately $425,000.

STIC awards are calculated primarily using a formula (described in detail below) based on achievement of pre-established annual financial performance targets set by the Compensation Committee, with limited flexibility for the Committee to make adjustments on an officer-by-officer basis to reflect individual performance. In 2018, we modified our STIC program to include a Cash Conversion Cycle metric, which we believe more closely aligns the interests of our executives with the interests of our shareholders, as the time (in days) required to generate cash flows from the production and sales process is a key indicator of our overall business health and helps to foster appropriate capital management.

The process by which an officer’s STIC award is determined is as follows:

•
At the beginning of each fiscal year, the Compensation Committee approves a formula for calculating each officer’s STIC award and sets financial performance targets for the Company or its applicable business unit that underlie this formula.

•
Following the end of the fiscal year, the Committee certifies the level of achievement of these performance targets, which achievement levels are then entered into the STIC formula for each officer. More detail regarding achievement of performance targets is provided below under the headings “STIC Award Formula” and “Company Performance Factors.”

•
After achievement levels are entered into the formula, the Committee then applies a Maximum Award Factor to determine the maximum, or “capped,” award that each officer is entitled to receive. More detail regarding the determination of a maximum amount is provided below under the heading “STIC Award Formula.”

•
Finally, the Committee evaluates the individual performance of the officer for the prior fiscal year and approves his or her actual award amount. In approving the final award, the Committee has the authority to reduce, on an individual (i.e., not an aggregate) basis, that officer’s STIC award below the maximum, or “capped,” amount, if and to the extent deemed appropriate based on his or her individual performance. The Committee determines whether or not such an adjustment is appropriate for our Named Executive Officers after considering individual performance reviews relating to the achievement of established goals, which are described above under the heading “Factors Considered in Setting Compensation.”

STIC Award Formula. Our formula for calculating the maximum STIC awards potentially payable to our Named Executive Officers for fiscal year 2018 was as follows:

Beginning with awards made in fiscal year 2019, the “Maximum Award Factor” will be replaced with the “Individual Performance Factor,” as described below.

The formula components are described and quantified as follows:

•	Base Salary: the amount of salary paid to the Named Executive Officer during the applicable fiscal year.

•
Individual Target Bonus Percentage: a pre-established percentage of base salary that varies among the Named Executive Officers. Mr. Raver’s Individual Target Bonus Percentage for fiscal year 2018 was 110 percent. The Individual Target Bonus Percentage for Ms. Cerniglia, Ms. Ryan, and Mr. Whitted was 75 percent. The Individual Target Bonus Percentage for Mr. Trainor was 60 percent. The Compensation Committee may adjust those percentages from year to year if deemed appropriate based upon factors including peer group metrics.

•
Company Performance Factor: a percentage reflecting the Company’s or, as applicable, its business unit’s actual achievement level with respect to the pre-established financial performance targets set by the Compensation Committee for each fiscal year. These financial performance targets are designated values of “Net Revenue,” “STIC IBT,” “Cash Conversion Cycle,” and “Order Intake,” each of which is further described below. These performance metrics translate to operational and financial performance, efficiency, and sustainable improvement.

o
Net Revenue: this is a calculation of revenue, ignoring the effects of certain unusual and/or infrequent items, including the following (adjustment items are determined in advance by the Compensation Committee each fiscal year):

-	acquisitions made during the fiscal year (plan targets are adjusted accordingly);

-	divestitures made during the fiscal year (plan targets are adjusted accordingly);

-	changes in accounting pronouncements in United States GAAP, applicable international standards, or accounting methods that cause an inconsistency in computation as originally designed; and

-	the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

o
STIC IBT: this is income before taxes, adjusted to eliminate certain unusual and/or infrequent items, including the following (adjustment items are determined in advance by the Compensation Committee each fiscal year):

-	acquisitions made during the fiscal year (plan targets are adjusted accordingly);

-	divestitures made during the fiscal year (plan targets are adjusted accordingly);

-	all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

-	all professional fees, due diligence fees, expenses, and integration costs related to a specific divestiture;

-	stock compensation expense;

-	extraordinary external legal costs;

-	restructuring charges and other items related to a restructuring plan approved by the Company’s CEO;

-	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

-
realized and unrealized transaction gains and losses caused by foreign exchange, gains and losses caused by foreign exchange translation of balance sheet accounts, and any effects of the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

o
Cash Conversion Cycle (“CCC”): this is a calculation of the time (in days) required to generate cash flows from the production and sales process. The CCC calculation is based on a 12-month average, and is adjusted to eliminate the effects of certain unusual and/or infrequent items, including the following (adjustment items are determined in advance by the Compensation Committee each fiscal year):

-	acquisitions made during the fiscal year (plan targets are adjusted accordingly);

-	divestitures made during the fiscal year (plan targets are adjusted accordingly);

-	all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

-	all professional fees, due diligence fees, expenses, and integration costs related to a specific divestiture;

-	stock compensation expense;

-	restructuring charges and other items related to a restructuring plan approved by the Company’s CEO;

-	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

-	the foreign exchange translation of income statements at exchange rates that differ from those assumed in the STIC Plan.

o
Order Intake: this is a reflection of the value of firm orders received from customers (net of all cancellations), adjusted to eliminate the effects of certain unusual and/or infrequent items, including the following (adjustment items are determined in advance by the Compensation Committee during the first quarter of each fiscal year):

-	acquisitions made during the fiscal year (plan targets are adjusted accordingly);

-	divestitures made during the fiscal year (plan targets are adjusted accordingly);

-	foreign exchange translation at exchange rates that differ from those assumed in the STIC Plan; and

-	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.

For a Named Executive Officer who has direct responsibility to a business unit other than Hillenbrand, Inc., applicable performance targets track the performance of the relevant business unit (e.g., Ms. Ryan’s award is based on the performance of Coperion and Mr. Trainor’s award is based on the performance of Batesville). For all other Named Executive Officers, these targets track the performance of Hillenbrand, Inc. on a consolidated basis. In calculating the Company Performance Factor for each of our relevant business units, the performance targets described above were weighted as follows in fiscal year 2018:

o
For Hillenbrand and Batesville, the achievement level with respect to target STIC IBT was weighted at 50 percent of the Company Performance Factor, the achievement level with respect to target Net Revenue was weighted at 25 percent, and the achievement level with respect to target Cash Conversion Cycle was weighted at 25 percent.

o
For Coperion, the achievement level with respect to target STIC IBT was weighted at 50 percent of the Company Performance Factor, the achievement level with respect to target Order Intake was weighted at 25 percent, and the achievement level with respect to target Cash Conversion Cycle was weighted at 25 percent.

For Hillenbrand and Coperion, the Company Performance Factor can range from zero (producing a zero formula amount for maximum potential STIC) to 200 percent; the Company Performance Factor may not exceed 200 percent, even if the relevant business unit achieves greater than 200 percent of the targets. The maximum Company Performance Factor for Batesville may not exceed 175 percent. The Company Performance Factor will be zero if Hillenbrand or its relevant business unit does not achieve at least a threshold achievement level of any of the applicable performance targets. The Committee establishes this threshold achievement level, which for fiscal year 2018 was 80 percent of each target, other than Cash Conversion Cycle, which was 90 percent for Hillenbrand and Coperion and 95 percent for Batesville.

•
Maximum Award Factor: a multiplier established by the Compensation Committee in order to provide a “cap” on the maximum STIC award payout amount. The maximum factor was 1.2 for fiscal year 2018. Including this factor within the STIC formula enables the Committee to reward exceptional individual performance and motivate executives by providing the opportunity to exceed targeted goals.

o
The Committee considers this capped amount on an individual (i.e., not an aggregate) basis, in determining whether to reduce an individual officer’s maximum potential STIC award in any given year based on his or her performance. Any such individual adjustment by the Committee does not by definition indicate substandard performance; instead, it reflects the Committee’s assessment of an individual against the high standard it sets for a maximum possible level of performance.

o	For example:

-
It is expected that the STIC award for an officer who achieves his or her performance goals at target level in a particular year will be reduced from the maximum award amount (reflecting a 1.2 multiplier) to an amount at or near the target award amount (reflecting a 1.0 multiplier).

-
It is expected that the STIC award for an officer who shows exceptional individual performance in exceeding all of his or her performance goals for the year will be an amount at or close to (but not in excess of) the maximum award amount.

Beginning with awards made in fiscal year 2019, the Compensation Committee has replaced the Maximum Award Factor with the Individual Performance Factor, which is a measure of the individual Named Executive Officer’s performance against his or her goals, with target performance measured as a 1.0 multiplier subject to limited discretionary adjustment by the Compensation Committee not inconsistent with the purposes of the STIC Plan.

Calculation of Company Performance Factor – 2018. The financial performance objectives and threshold achievement percentages (as described above) that determine the applicable Company Performance Factor within our STIC formula are established annually by the Compensation Committee at levels that reflect strong financial performance under then-existing conditions. The target objectives are intended to represent stretch goals based on the business plan of the Company or its applicable business unit, so that management must be diligent, focused, and effective in order to reach these goals. The objectives are set with the intention that the relative level of difficulty in achieving the targets is consistent from year to year.

The following table sets forth the targeted financial performance objectives, the percentage of actual achievement, and the resulting Company Performance Factor for Hillenbrand and its relevant business units for fiscal year 2018:

	2018 Financial Criteria (dollar amounts in millions)
	Hillenbrand	Batesville	Coperion

Net Revenue Targeted Objective Amount	$1,723.3	$556.0	N/A

Net Revenue Achievement Percentage	115.1%	99.1%	N/A

STIC IBT Targeted Objective Amount	$222.5	$119.8	$127.0

STIC IBT Achievement Percentage	102.8%	90.7%	99.3%

Cash Conversion Cycle Targeted Objective Amount	61 days	70 days	52 days

Cash Conversion Cycle Achievement Percentage	123.3%	123.0%	126.3%

Order Intake Targeted Objective Amount	N/A	N/A	$938.2

Order Intake Achievement Percentage	N/A	N/A	120.3%

Company Performance Factor	159.4%	106.6%	149.1%

2018 STIC Awards. For fiscal year 2018, the maximum, or “capped,” potential STIC awards payable, and the actual STIC awards paid, to our Named Executive Officers were as follows:

Named Executive Officer	Fiscal Year Base Salary[15]	x	Individual Target Bonus Percentage	x	Company Performance Factor	x	Maximum Award Factor	=	Maximum (“Capped”) Potential STIC Award	Actual STIC Award Paid[16]

Joe A. Raver	$810,000		110%		159.4%		1.2		$1,704,305	$1,420,254
Kristina A. Cerniglia	$521,769		75%		159.4%		1.2		$748,530	$655,000
Kimberly K. Ryan	$485,961		75%		149.1%		1.2		$652,111	$570,600
J. Michael Whitted[17]	$122,596		75%		159.4%		1.2		$175,876	$146,600
Christopher H. Trainor	$434,808		60%		106.6%		1.2		$333,724	$264,200

Long-Term Incentive Compensation (LTIC)

Overview. We currently provide Long-Term Incentive Compensation to our Named Executive Officers and other employees by awarding them a combination of stock options and performance-based and/or time-based restricted stock units (RSUs). Our Stock Incentive Plan (the “Stock Plan”) enables us to grant these and other equity-based awards.

The Compensation Committee determines all awards to our Named Executive Officers under the Stock Plan. As explained in further detail below, the majority of shares granted under our equity awards are performance-based and are eligible to ultimately vest, or pay out, within a range of zero to 175 percent of the target amount of the award, depending upon the level of achievement of certain established targets over a three-year measurement period.

Historically, actual achievement levels have resulted in actual payouts of our performance-based equity awards in a range between no payout (zero percent) and approximately 125 percent of the targeted amount, which we believe demonstrates the Company’s establishment of stretch goals for each business cycle. As a result, we have in fact issued a number of shares that is significantly lower than the 175 percent maximum. However, in order to ensure that we have sufficient shares available in the event of a maximum payout, and for certain administrative purposes, during the measurement period we reserve within the Stock Plan a number of shares equal to the maximum 175 percent potential payout. Consequently, at any given time we maintain under our Stock Plan a number of shares that is significantly higher than the number that is likely to be issued with respect to then-outstanding awards. Once the measurement period for a particular award ends and the award vests, the shares representing the excess of the amount reserved at 175 percent over the amount actually issued are returned to the Stock Plan to be again available for issuance.

15  The salary amounts shown in this column vary slightly from those shown in the “Summary Compensation Table” in Part III below because that table is presented based on salary earned during the fiscal year, while STIC awards are calculated based on salary actually paid during the fiscal year.
16  Actual STIC Award Paid based upon how each Named Executive Officer performed in relation to his/her personal objectives (as set forth in the section, “2018 Individual Performance Goals”), after calculating the maximum award.
17  As mentioned above, Mr. Whitted’s salary figure set forth in the table reflects only the partial year salary paid from his June 2018 start date through the end of the fiscal year.  His annualized salary paid would have amounted to approximately $425,000.

As of the end of fiscal year 2018, a total of 3,506,120 shares of our common stock were available for equity awards under the Stock Plan. The Stock Plan imposes annual limits on the number of shares represented by stock options or RSUs that can be granted to any one employee.

Although the Company does not have a written policy regarding the timing or practices related to granting equity awards, neither the Company nor the Compensation Committee engages in spring-loading, back-dating, or other practices which “time” the grant of equity awards. Furthermore, our Stock Plan expressly prohibits the direct re-pricing, exchanging, or cashing out of “underwater” stock options without shareholder approval. Stock options and RSUs are generally granted at a regularly scheduled meeting of the Compensation Committee, acting as the administrative committee under the Stock Plan, in the first quarter of each fiscal year (usually in December) after the Company publicly announces its financial results for the prior fiscal year. Equity awards may also be made to new hires at the time of employment or in certain cases for retention purposes.

Available Awards. Our Stock Plan enables us to grant several types of equity awards: stock options, RSUs (both performance-based RSUs and time-based RSUs), restricted stock, stock appreciation rights, and bonus stock. However, only stock options and RSUs were granted and outstanding under the Stock Plan during fiscal year 2018; these awards are described below:

•
Stock Options. Incentive (tax-qualified) and non-qualified stock options may be granted to such employees and (with respect to non-qualified options) directors and for such number of shares of our common stock as the Compensation Committee determines, subject to applicable limits as set forth in the Stock Plan. A stock option will be exercisable and vest at such times, over such term, and subject to such terms and conditions as the Compensation Committee determines, at an exercise price which may not be less than the fair market value of our common stock on the date the option is granted. The Company has historically issued non-qualified stock option awards with a term of ten years, which vest (and become exercisable), subject to certain terms and conditions, at the rate of 33-1/3 percent of the shares covered by the option on each of the first three anniversaries of the grant date. The Stock Plan prescribes a maximum ten-year term and a three-year vesting cycle, except as the Compensation Committee may otherwise provide on an individual basis.

•
Restricted Stock Units (RSUs). An award of restricted stock units represents our agreement to deliver shares of common stock (or their cash equivalent) to the award recipient at a specified future time or upon a specified future event. The Company generally favors granting RSU awards that are performance-based, meaning that the vesting and/or delivery of award shares is conditioned upon the attainment of specific performance goals or other criteria as established by the Compensation Committee. Additionally, such performance-based RSU awards have a three-year vesting cycle. However, from time to time – typically with the goal of attracting or retaining a specific employee – the Compensation Committee may approve the granting of an RSU award that is time-based, meaning that vesting and/or delivery of shares is conditioned upon the completion of a specified period of service. The Stock Plan also allows the Compensation Committee to grant RSU awards that provide for the unconditional delivery of shares (or their cash equivalent) on a specified date, but the Company historically has not granted such awards. RSUs carry no voting rights until such time as the underlying shares of common stock are actually issued. The Compensation Committee has the right to determine whether and when dividend equivalents will be paid with respect to a restricted stock unit award. Additional detail regarding whether and when dividend equivalents are paid on such awards is provided in the section below.

Performance-Based Equity Awards. The Compensation Committee may designate and structure any awards under the Stock Plan as performance-based awards. As a general rule, all annual LTIC awards are performance-based awards. The Company from time to time also issues time-based equity awards in certain circumstances.

When an equity award is performance-based, either the granting or vesting (or both) of the award is made subject to the achievement of performance objectives specified by the Compensation Committee. The performance objectives specified for a particular award may be based on one or more of the following criteria, which the Compensation Committee may apply to the Company as a whole and/or to one or more business units, and which the Compensation Committee may use as an absolute measure, as a measure of improvement relative to prior performance, or as a measure of comparable performance relative to a peer group of companies: sales, operating profits, operating profits before taxes, operating profits before interest expense and taxes, net earnings, earnings per share, return on equity, return on assets, return on invested capital, total shareholder return, cash flow, debt to equity ratio, market share, stock price, and shareholder, economic or market value added.

Award Amounts. In setting the amount of each annual LTIC award granted to our Named Executive Officers, the Compensation Committee bases its decision on comparative data from the Company’s peer group, benchmarked at the 50th percentile. The Compensation Committee has approved the mix of LTIC awards to our Named Executive Officers as follows: approximately 33 percent of the award value in stock options and approximately 67 percent in performance-based restricted stock units. Compared to the average of our peer group’s mix of long-term incentive compensation awards, our annual LTIC grants to Named Executive Officers reflect a heavy emphasis on performance-based awards, as shown in the charts below.

* Source: Proxy filings

Valuation of Awards. Considering commonly used valuation models and advice from its independent compensation consultant, the Compensation Committee values stock option and RSU awards on the date of grant as follows, for purposes of assembling a total annual LTIC award to Named Executive Officers:

•
Stock Options. The Committee establishes the overall award value and uses the Black-Scholes option-pricing model to determine the number of shares granted. The Black Scholes model is driven by a variety of inputs and assumptions, including the Company’s stock price at grant date, exercise price of the option, expected volatility of the stock price, dividend yield, and risk-free interest rate, plus estimated time to maturity. Additional details regarding these inputs and assumptions are set forth in Note 9 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 13, 2018.

•
Performance-Based RSUs. The Committee values performance-based RSUs at the target share level, which is the number of shares that would ultimately be earned by a Named Executive Officer at the end of the performance measurement period if the targeted performance metrics were achieved at the 100 percent level. These performance metrics are established by the Committee and applied within the applicable award formula as described in detail below. Under each applicable award formula, the maximum number of shares that can potentially be earned at the end of the performance measurement period is 175 percent of the targeted number, and the minimum number is zero. The number of shares to be awarded at the target level depends on the measurement formula being used for the performance-based RSUs. We use two formulas: the “shareholder value formula” and the “relative total shareholder return formula”:

o
For the performance-based RSUs issued based on the shareholder value formula, the number of shares to be awarded at the target level is determined by dividing the portion of the total LTIC award dollar value attributable to those performance-based RSUs by the market price per share for our stock on the grant date of the award. From a high level, the Committee views these performance-based RSUs as an award for the value actually returned to shareholders over a three-year period versus what the Committee expected to return at the time of grant.

o
For the performance-based RSUs issued based on relative total shareholder return (TSR), the number of shares to be awarded at the target level is determined by using a Monte Carlo simulation approach. The simulation incorporates risk-free interest rates, historical stock prices and dividends, as well as volatilities and correlation of returns for the Company and peer group companies. The portion of the total LTIC award dollar value attributable to those performance-based RSUs is then divided by the per share value of performance-based RSUs as determined by the Monte Carlo simulation to determine the number of shares to be awarded. From a high level, the Committee views these performance-based RSUs as an award to incentivize the Company to return more value to shareholders than its peers.

2018 LTIC Awards. Consistent with our compensation philosophy, the Compensation Committee awarded stock options and performance-based restricted stock units as equity awards to our Named Executive Officers for fiscal year 2018. These awards consisted of approximately one-third of the target award value in stock options and approximately two-thirds in performance-based RSUs. For fiscal year 2018, these performance-based RSUs were issued based on two different measurement formulas: approximately one-half of these performance-based RSUs (i.e., one-third of the total award) were issued based on our shareholder value formula; and approximately one-half (i.e., one-third of the total award) were issued based on our relative total shareholder return (TSR) formula. Each such formula is described in detail below.

Each year the Compensation Committee evaluates the Company’s compensation program, refining it if necessary or appropriate to align with changing compensation trends and market and industry conditions. Specifically, starting in 2016 we awarded performance-based restricted stock units (RSUs) based on only one shareholder value formula, which is tied to the performance of Hillenbrand, Inc. at the consolidated enterprise level. Prior to fiscal year 2016, those executives with direct responsibility to one of the Company’s business units were awarded shareholder value RSUs based on the performance of that business unit rather than Hillenbrand, Inc. consolidated.

In addition, in 2016 we adjusted the mix of our annual LTIC awards to executives, which now consist of approximately one-third of the award value in stock options, one-third in RSUs based on relative total shareholder return (TSR), and one-third in RSUs based on shareholder value.

The performance-based LTIC awards granted to our Named Executive Officers during fiscal year 2018 consisted of stock options and RSUs as follows:18

Name	Option Shares	Aggregate Performance-Based RSU Award
		Target	Maximum

Joe A. Raver	90,090	38,071	66,624
Kristina A. Cerniglia	22,522	9,517	16,654
Kimberly K. Ryan	19,519	8,248	14,434
J. Michael Whitted[19]	127,239	–	–
Christopher H. Trainor	18,018	7,613	13,322

The stock options become exercisable ratably on the first, second, and third anniversaries of the grant date (1/3 on each grant date anniversary).

The performance-based restricted stock units – both those issued pursuant to the shareholder value formula and those issued pursuant to the relative TSR formula – measure performance over three consecutive fiscal years beginning on October 1, 2017. Under each formula, the number of units that vests at the end of the three-year measurement period is a function of the level of achievement of the applicable established performance targets during that period. We believe that by linking the pay of our Named Executive Officers to the achievement of targets over three years, our LTIC program shapes investment strategies that improve the Company’s value over the long term.

18  The number of RSUs shown in the table – both at the target and maximum levels – reflect the aggregate number of performance-based RSUs granted (i.e., those granted based on both the relative TSR formula and the shareholder value formula).  See the pages that follow for a detailed breakdown of these aggregate awards into their component parts.
19  Mr. Whitted received an initial, non-recurring grant of 127,239 stock options in June 2018 in connection with his hiring as part of his sign-on award.  This sign-on award also included an initial, non-recurring grant of 10,781 time-based RSUs as described further below.

Details of the Shareholder Value Performance-Based RSU Awards. For fiscal year 2018, RSUs representing approximately one-third of the total award made to each Named Executive Officer were awarded based on a shareholder value formula (the “Shareholder Value RSUs”), which is a discounted cash flow model that is designed to reflect the true economic return to investors. The key inputs into the model are:

•	the Company’s net operating profit after tax, which is calculated by taking net income and adding back certain unusual and/or infrequent non-cash items (“NOPAT”),

•	free cash flow, and

•	the established “hurdle rate,” which is a reflection of the Company’s weighted average cost of capital and targeted capital structure (the “Hurdle Rate”).

It is contemplated that the Hurdle Rate will typically equal or exceed the Company’s weighted average cost of capital.

For the Shareholder Value RSUs, the performance award earned by a Named Executive Officer at the end of the three-year measurement period will be based upon the actual shareholder value created during the period (referred to as “Shareholder Value Delivered”) above or below what was expected (referred to as “Shareholder Value Expected”). In general, the Shareholder Value RSUs are designed to pay on the basis of the growth in value to an investor over three years, and the Company must earn a return that meets the applicable Hurdle Rate in order for a Named Executive Officer to earn the targeted award. The return must exceed the Hurdle Rate to exceed the targeted award. By linking the pay of our Named Executive Officers with the growth in the economic value of the Company, the Shareholder Value RSU award aligns the interests of the executive management team with those of the Company’s investors.

The table below sets forth the target and maximum amounts of the Shareholder Value RSU awards granted to our Named Executive Officers in fiscal year 2018:

Name	Shareholder Value RSU Award
	Target	Maximum
Joe A. Raver	21,843	38,225
Kristina A. Cerniglia	5,460	9,555
Kimberly K. Ryan	4,732	8,281
J. Michael Whitted[20]	–	–
Christopher H. Trainor	4,368	7,644

The applicable award calculation formulas and performance objectives for these Shareholder Value RSU awards were as follows:

Award Formula. The number of shares represented by restricted stock units (including dividends accrued thereon) that will vest and be earned is a function of the amount of Shareholder Value Delivered at the end of the measurement period as compared to the Shareholder Value Expected at the end of the measurement period.

20 As mentioned above, Mr. Whitted joined the Company in June 2018.  As a result, he did not receive a Shareholder Value RSU Award in fiscal year 2018.

Subject to applicable adjustment in the event of termination of employment prior to September 30, 2020, at the end of the measurement period all restrictions will lapse and the shares will vest in an amount equal to the product of (i) the target number of shares times (ii) a multiplier based on the ratio, expressed as a percentage, of Shareholder Value Delivered to Shareholder Value Expected as follows:

Shareholder Value Delivered As Percentage Of Shareholder Value Expected	Multiplier

Less than 70%	zero (no units earned)

At least 70% but less than 130%	0.25 plus an additional 0.025 for each full percentage point achieved above minimum for range

At least 130%	1.75 (maximum number of units earned)

The achievement levels and corresponding multipliers set forth above are expressed in further detail in the payout curve set forth below:

Dividend equivalent amounts are accrued on Shareholder Value RSUs during the measurement period as dividends are declared on the Company’s common stock. These equivalent amounts are deemed to be reinvested in additional shares of Company common stock and then ultimately paid in the form of additional shares when the underlying award vests, using the same multiplier as the underlying award.

Calculation of Shareholder Value Expected. The amount of Shareholder Value Expected as of the end of a measurement period is calculated as (i) the Company’s Adjusted NOPAT (defined below) for the prior fiscal year, (ii) divided by the Hurdle Rate, and (iii) multiplied by the cube of (1 + Hurdle Rate):

If during the Measurement Period the Company acquires, divests, or integrates a business or operating unit, then the Shareholder Value Expected at the end of the Measurement Period and the Hurdle Rate shall be adjusted to reflect the expected impact, if any, of such acquisition, divestiture, or integration during the Measurement Period, and, for acquisitions and integrations, taking into account the projected NOPAT and cash flows upon which the Board’s approval of such acquisition was based. The actual financial results of the acquired business or operating unit will be reflected accordingly for purposes of calculating the Shareholder Value Delivered at the end of the Measurement Period.

For the award granted in 2018, the amount of Shareholder Value Expected as of the end of the three-year measurement period was $2,622.1 million, reflecting the targeted amount of growth in value over the three years ending on September 30, 2020, subject to adjustments for acquisitions, if any.

Calculation of Shareholder Value Delivered. The amount of Shareholder Value Delivered as of the end of a measurement period is calculated by adding two components: the NOPAT Component and the Cash Flow Component.

•	The NOPAT Component of Shareholder Value Delivered is the Company’s Adjusted NOPAT (as defined below) for the last fiscal year of the measurement period, divided by the Hurdle Rate.

•	The Cash Flow Component of Shareholder Value Delivered is the sum of the following:

o	Adjusted Cash Flows (as defined below) for the third fiscal year in the measurement period;

o	Adjusted Cash Flows for the second fiscal year in the measurement period, multiplied by (1 + Hurdle Rate); and

o	Adjusted Cash Flows for the first fiscal year in the measurement period, multiplied by the square of (1 + Hurdle Rate).

Definitions.

•	“Adjusted NOPAT” means NOPAT as adjusted (net of tax where applicable) to exclude certain items, including the following:

o	income, losses, or impairments from specific financial instruments transferred to the Company as part of our spin-off in 2008;

o	interest income on corporate investments and interest expense on corporate debt;

o	all professional fees, due diligence fees, expenses, and integration costs related to a specific acquisition;

o	amortization expense of intangible long-lived assets where internally generated costs are not customarily capitalized in the normal course of the business (e.g., customer lists, patents, etc.);

o	all adjustments made to net income related to changes in the fair value of contingent earn-out awards;

o	extraordinary external, non-recurring, and material legal costs;

o	restructuring charges and other items related to a restructuring plan approved by the Company’s CEO; and

o	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed.

•
“Adjusted Cash Flows” means net cash provided by operating activities (whether positive or negative) during a fiscal year, less capital expenditures net of proceeds on the disposal of property, all as shown on audited financial statements for that fiscal year, as adjusted (net of tax where applicable) to exclude the effects of certain items, including the following:

o	cash receipts or disbursements from financial instruments transferred to the Company as part of our spin-off in 2008;

o	interest income on corporate investments and interest expense on corporate debt;

o	the difference between the cash pension payment for an active defined benefit plan actually made and the pension expense recorded;

o	extraordinary external, non-recurring, and material legal disbursements;

o	changes in accounting pronouncements in United States GAAP or applicable international standards that cause an inconsistency in computation as originally designed; and

o	the cost of consummated acquisitions, including the purchase price, all professional fees, due diligence fees, expenses, and integration costs.

Details of the Relative Total Shareholder Return (TSR) Performance-Based RSU Awards. RSUs representing approximately one-third of the total award value made to each Named Executive Officer were based on a relative total shareholder return (TSR) formula (the “Relative TSR RSUs”).

The relative TSR formula measures performance using the same three-year measurement period used with respect to our Shareholder Value RSUs. The performance award earned by a Named Executive Officer at the end of the three years will be based on the change in the market price of the Company’s common stock, compared to the change in market price of the stock of the members of the Company’s compensation peer group21 (referred to herein as the “Peer Group Companies”), taking dividends into account as further described below.

The table below sets forth the target and maximum amounts of the Relative TSR RSU awards granted to our Named Executive Officers in fiscal year 2018:

Name	Relative Total Shareholder Return RSU Award
	Target	Maximum

Joe A. Raver	16,228	28,399
Kristina A. Cerniglia	4,057	7,099
Kimberly K. Ryan	3,516	6,153
J. Michael Whitted[22]	–	–
Christopher H. Trainor	3,245	5,678

In general, the target award is earned if the Company’s relative TSR during the measurement period ranks between the 45th and 55th percentiles, and the award pays out proportionately higher or lower if relative TSR is above or below that range, as illustrated in more detail below. By linking the pay of our Named Executive Officers with the relative return earned by our shareholders compared to our peers, the Relative TSR RSU award creates an incentive for our executive management team to produce above market returns for our shareholders.

The key inputs and award calculation formula for these Relative TSR RSU awards were as follows:

Key Inputs. The key inputs into the award formula, as defined below, are the Beginning Average Price of the stock of the Company and the Peer Group Companies; the Ending Average Price of the stock of the Company and the Peer Group Companies; the Dividend Reinvestment Multiplier applicable to each such company; and the Total Shareholder Return (TSR) of each such company during the measurement period.

•
The Beginning Average Price of stock with respect to the Company and each of its Peer Group Companies is the average closing price of that company’s stock over the 20 trading days immediately preceding (but not including) the first day of the measurement period, adjusted for dividends by applying that company’s Dividend Reinvestment Multiplier.

•
The Ending Average Price of stock with respect to the Company and each of its Peer Group Companies is the average closing price of that company’s stock over the 20 trading days immediately preceding (and including) the last day of the measurement period, adjusted for dividends by applying that company’s Dividend Reinvestment Multiplier.

21  For more information on our peer group, please refer to the section entitled, “Peer Group Data” under the heading, “Factors Considered in Setting Compensation” above.
22  As mentioned above, Mr. Whitted joined the Company in June 2018.  As a result, he did not receive a Relative TSR RSU Award in fiscal year 2018.

•
The Dividend Reinvestment Multiplier applicable to the Company and each of its Peer Group Companies is a calculation of the value of dividends paid out by that company, assuming reinvestment of those dividends in that company’s stock, calculated by dividing each dividend paid out by that company over the applicable period by its closing share price on the ex-dividend date.

•
The Total Shareholder Return (TSR) of the Company and each of its Peer Group Companies during the measurement period is calculated by subtracting one from the quotient of (i) the Ending Average Price for that company, divided by (ii) the Beginning Average Price for that company:

Award Formula. The number of shares represented by RSUs that will vest and be earned at the end of the measurement period is a function of the relative percentile ranking of the TSR achieved by the Company during the measurement period, as compared to the TSR achieved by the Peer Group Companies during the measurement period. Subject to applicable adjustment in the event of termination of employment prior to September 30, 2020, at the end of the measurement period all restrictions will lapse and shares will vest in an amount equal to the product of (i) the target number of shares times (ii) a multiplier based on the ranking, expressed as a percentile, of the Company’s TSR within the Peer Group Companies as follows:

Relative Percentile Rank Of Company TSR	Multiplier
Equal to or less than 24.99%	zero (no RSUs earned)
At least 25% up to 29.99%	0.40
At least 30% up to 34.99%	0.55
At least 35% up to 39.99%	0.70
At least 40% up to 44.99%	0.85
At least 45% up to 54.99%	1.00
At least 55% up to 59.99%	1.15
At least 60% up to 64.99%	1.30
At least 65% up to 69.99%	1.45
At least 70% up to 74.99%	1.60
At least 75%	1.75

Whereas dividends accrue during the measurement period with respect to shares underlying the Shareholder Value RSUs as described above, dividends do not accrue during the measurement period with respect to shares underlying Relative TSR RSUs, as the determination of the grant date value of the Relative TSR RSUs assumed no dividends are paid on these shares.

Vesting of Fiscal Year 2016 LTIC Awards. On September 30, 2018, the three-year measurement period for the Company’s LTIC awards that were granted in fiscal year 2016 closed. Those awards vested in accordance with our two LTIC award formulas described above. During the three-year measurement period (fiscal years 2016-2018), the Company achieved an actual shareholder value increase equal to 102.7 percent of the target for that measurement period, resulting in a vested award amount equal to 106.8 percent of the targeted number of shares (i.e., the number of shares that would be earned upon achievement in full of the target shareholder value increase).

Under the relative TSR formula, at the end of the three-year measurement period, the Company ranked 5 out of the 16 companies in the Company’s Peer Group constituted as of the date of the award (excluding one company that was acquired in the interim)23 (as described above, the percentile calculation includes the 15 Peer Group Companies plus the Company), resulting in a percentile figure of 73.3 percent, and, therefore, a multiplier of 1.60 times the target award.

Additional details regarding the LTIC awards granted in fiscal year 2016 are set forth under the heading “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section of our proxy statement for our 2017 Annual Meeting of shareholders, which was filed with the SEC on January 4, 2017. See the “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2018” table in Part III below for additional detail regarding the vesting of the LTIC awards granted in fiscal 2016.

Retirement and Savings Plans

Savings Plan. We maintain a tax-qualified defined contribution savings plan (the “Savings Plan”) in which substantially all our U.S.-domiciled employees, including all of the Named Executive Officers, are eligible to participate. Employees may contribute a percentage of their compensation on a pre-tax basis to the Savings Plan, subject to applicable limits. The Company matches contributions in an amount equal to 50¢ for every dollar contributed by the employee until the employee contributions reach six percent of his or her compensation. Additionally, whether or not employees contribute to the Savings Plan, the Company provides an automatic contribution per pay period to the Savings Plan for all eligible employees in an amount equal to four percent of compensation. All contributions by employees and the automatic Company contribution are fully vested immediately. The Company matching contributions do not vest until after three years of credited service; at which point further Company matching contributions vest immediately when made.

For information regarding compensation paid to our Named Executive Officers under the Savings Plan, see footnote 5 to the “Summary Compensation Table” in Part III below.

Supplemental Retirement Plan. We maintain a Supplemental Retirement Plan administered by Fidelity Management Trust Company (the “SRP”) that provides a defined contribution benefit to plan participants. All of the Named Executive Officers participate in the SRP. The SRP is designed to supplement the amount of retirement benefits that participants are entitled to receive from our Savings Plan.

23  As of the grant date of the award, the Company’s peer group did not include Actuant Corporation or Barnes Group Inc., but did include CLARCOR Inc.

The Internal Revenue Code establishes certain limits with respect to tax-qualified retirement plans like our Savings Plan, including a limit on the maximum amount of compensation that can be counted as earnings of the participant for purposes of calculating benefits. The application of these tax law limits can reduce the amount that would otherwise be payable to a participant under the terms of a tax-qualified retirement plan. Additionally, our Savings Plan excludes any cash bonus amounts from the definition of compensation for plan purposes, focusing the contribution formula only on base salary.

In general, the SRP is designed to “make whole” a participant by paying benefits otherwise lost under the Savings Plan due to the application of tax law limits and the exclusion of the annual cash bonus from the plan’s contribution formula. The SRP annually accrues future benefits for the participants equal to the difference between (i) the benefit amount that is actually contributed for a participant under the Savings Plan, and (ii) the amount that would have been contributed if (a) the tax law limits were not applied, and (b) the participant’s targeted annual cash bonus amount were included as compensation (in addition to base salary) in the contribution formula under the plan.

Once benefits under the SRP have vested, they are generally payable following retirement or termination of employment. However, if a participant’s employment is terminated for “cause” (as such term is defined in the SRP), contributions under the SRP may be forfeited.

Under the SRP, participants are permitted to direct the investment of their accrued accounts (on a hypothetical basis because this is non-cash “shadow” deferred compensation) into various Fidelity mutual funds and/or Company common stock. The Company then actually makes those designated investments for the Company’s own account with funds contributed by the Company under a “Rabbi Trust” arrangement so that the Company can actually fund the earnings or losses experienced by each participant in his or her hypothetical investments when distributions are made. The SRP also permits a participant to elect to defer all or a portion of his or her annual cash bonus for payment at a later time and to invest the deferred amounts in Fidelity mutual funds and/or Company common stock on a hypothetical basis.

For information concerning benefits payable to our Named Executive Officers under the SRP, see the table entitled “Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2018” in Part III below.

None of our Named Executive Officers participates in or has account balances in any non-qualified defined benefit plan sponsored by us.

Employment Agreements and Termination Benefits

Employment Agreements. We have entered into employment agreements with each of the Named Executive Officers. We believe that it is appropriate for our senior executives to have employment agreements because they provide the Company certain contractual protections that we might not otherwise have, including provisions relating to not competing with us, not soliciting our employees, and maintaining the confidentiality of our proprietary information. The employment agreements we have with our Named Executive Officers contain non-competition and non-solicitation agreements that generally continue in effect for a period of one to two years after the termination of the Named Executive Officer’s employment. Additionally, we believe that employment agreements are a useful tool in the recruiting and retention of senior-level executives.

Termination Benefits Under Employment Agreements. The employment agreements with our Named Executive Officers provide for employment “at will.” They are terminable by the Named Executive Officer without “cause” or without “good reason” on 60 days’ written notice, by the Company at any time without “cause,” and also by the Company at any time (subject to certain cure rights) for “cause,” as such term is defined in each employment agreement. The Named Executive Officers are also entitled to terminate their employment agreements for “good reason,” as such term is defined in their agreements. If we terminate the employment of a Named Executive Officer without “cause,” or if his or her employment is terminated with “good reason,” then we are obligated to provide severance compensation in connection with such termination. No severance compensation is payable under our employment agreements with the Named Executive Officers if we terminate with “cause,” if the executive terminates without “good reason,” or if the employment relationship is terminated on account of death or disability.

If the employment of a Named Executive Officer is terminated by us without cause or is terminated by the executive officer upon the occurrence, without the executive officer’s consent, of a good reason event, we are required under the officer’s employment agreement to provide severance compensation to such Named Executive Officer as follows:

•
continuation of the officer’s base salary for 12 months (24 months for Mr. Raver), subject to required tax withholdings, which payments may need to be delayed for six months under certain provisions of the Internal Revenue Code;

•	continued health coverage and, in some cases, group life insurance, until the continuation of base salary period described above is complete; and

•	limited out-placement counseling.

Post-Termination Payments of STIC and LTIC. A Named Executive Officer whose employment terminates may or may not be entitled to the post-termination payment of all or a pro rata portion of the STIC or LTIC award that would have been payable to the Named Executive Officer if his or her employment had continued through the end of the applicable measurement period. The amount payable, if any, depends on the performance of the Company or its applicable business unit throughout the measurement period in question and the circumstances under which employment terminates.

STIC. Post-termination STIC is payable to a Named Executive Officer after the performance period in question has ended and only if it is determined under the applicable performance formula that an amount would have been payable to the former officer had his or her employment continued through the end of the performance period. The amount, if any, that is payable depends upon the circumstances of the termination.

If employment terminates due to death, disability, retirement (after age 55 and five years of service), involuntary termination without “cause,” or voluntary termination for “good reason,” then the former officer is entitled to a pro-rata payment of his or her STIC award based on the portion of the fiscal year during which he or she remained employed, subject to a reduction of up to one-third of that amount at the discretion of the Compensation Committee. No pro-rata STIC is payable to officers upon an involuntary termination with cause or a voluntary termination without good reason.

LTIC. Following termination, the RSU portion of an LTIC award is payable to a Named Executive Officer only after the measurement period in question has ended and only if it is determined under the applicable performance formula that an amount would have been payable to the former officer had his or her employment continued through the end of the measurement period. Once the amount that would have been paid had employment continued (the “Full Period Award”) is determined, there are three possible outcomes to determine the portion of the Full Period Award, if any, that is payable to the former Named Executive Officer:

•
if employment terminates due to death, disability, or retirement (after age 55 and five years of service), the Named Executive Officer is entitled to a pro-rata amount of the Full Period Award based on the portion of the measurement period during which he or she remained employed. For grants awarded prior to fiscal year 2017, an additional 52 weeks (up to a maximum of the Full Period Award amount) is added;

•
if employment is terminated by the Company without “cause,” or by the executive for “good reason,” the Named Executive Officer is entitled to a pro-rata amount of the Full Period Award based solely on the portion of the measurement period during which he or she remained employed; and

•	in any other circumstance, all outstanding RSUs are forfeited upon termination of employment.

With respect to stock options, all unvested options become fully vested upon a termination of employment due to death, disability, or retirement occurring more than one year after the grant date. Unless otherwise expressly approved by the Compensation Committee, all unvested options are forfeited upon a termination of employment due to any other circumstance. Vested stock options will be treated as follows:

•
if employment terminated due to death, disability, or retirement (as defined above), or if employment is terminated by the Company without “cause,” or by the executive for “good reason,” the Named Executive Officer will have the lesser of one year (or five years for stock options granted prior to fiscal year 2017) or the original expiration of the stock options to exercise; and

•	in any other circumstance, the Named Executive Officer will have the lesser of 90 days or the original expiration date of the stock options to exercise.

For more information regarding the severance benefits payable to our Named Executive Officers under their employment agreements and our STIC and LTIC compensation programs, see the tables under the heading “Potential Payments Upon Termination” in Part III below.

Change in Control Agreements. We believe it is important that management be in a position to provide an objective assessment and advice to the Company’s Board of Directors regarding any proposed business transaction without being unduly distracted by the uncertainties and risks that a proposed change in control of the Company creates with respect to management. Accordingly, we have entered into change in control agreements with each of our Named Executive Officers and other key executives that provide compensation to the executive if his or her employment is terminated in connection with a change in the control of the Company. Compensation provided under the change in control agreements is paid only upon an executive’s termination of employment and is in lieu of severance compensation provided under that executive’s employment agreement.

These change in control agreements provide for the following:

•
Payment of benefits only upon a “double-trigger,” requiring not only a change in control but also a qualified termination of employment in order for benefits to be realized. Qualified terminations are any termination in anticipation of or within two years after the occurrence of a change in control, but excluding terminations on account of death, disability, retirement, or for “cause.” These change in control agreements expressly supersede the Company’s Stock Plan, which provides for single-trigger vesting of equity awards.

•
Vesting of benefits without any tax gross-up payments relating to the excise tax on excess “parachute payments” imposed by Section 4999 of the Internal Revenue Code. If an executive is entitled to receive payments upon a change in control that may be subject to the excise tax, he or she will either be paid the full amount (and remain personally liable for the excise tax) or be paid a reduced amount that does not give rise to the excise tax, whichever is greater on an after-tax basis.

The benefits to be provided upon a qualified termination include:

•	a lump sum payment in cash equal to two times the executive’s annual base salary (three times for Mr. Raver);

•
continued health insurance for the executive and his or her dependents for 24 months (36 months for Mr. Raver) and continued life insurance coverage for 24 months, with the right to purchase continued medical insurance (at COBRA rates) from the end of this period until the executive reaches Social Security retirement age;

•
a lump sum payment equal to two times (three times for Mr. Raver) the amount of the additional amounts, if any, accrued during the last 12 months in the executive’s defined contribution accounts under the Company’s Supplemental Retirement Plan;

•	a lump sum payment equal to his or her respective current year STIC award, assuming 100 percent achievement in that year of the relevant performance targets under the STIC Plan; and

•	immediate vesting of all outstanding stock options and equity awards, assuming (where applicable) 100 percent achievement of the relevant performance targets.

Under the change in control agreements, a “change in control” is defined generally as: (i) the acquisition of beneficial ownership of 35 percent or more of the voting power of all of the Company’s voting securities by a person or group; (ii) the consummation of certain mergers or consolidations; (iii) a change in the composition of a majority of the members of our Board of Directors; (iv) the consummation of a sale of substantially all of the Company’s assets; or (v) the approval by our shareholders of a plan of complete liquidation of the Company.

The amounts potentially payable to our Named Executive Officers in connection with a change in control are set forth in the tables under the headings “Potential Payments Upon Termination” and “Change in Control Benefits” in Part III below.

Other Personal Benefits

In addition to the compensation components discussed above, we also provide our Named Executive Officers, as well as certain other employees and officers, with other benefits as described below. We generally disfavor providing extensive perquisites but do provide modest benefits intended to enhance the effectiveness of our Named Executive Officers and complement the highly variable, performance-oriented compensation components we utilize. We also provide these benefits in order to remain competitive with the market and believe that these benefits help us to attract and retain qualified executives.

Executive Financial Planning, Estate Planning, and Tax Preparation Service Program. Our Named Executive Officers and certain other officers are eligible for limited reimbursement of (i) financial and estate planning services and (ii) income tax preparation services. Reimbursement is approved for up to $5,000 per calendar year.

Executive Physical. We provide the Named Executive Officers and certain other officers with annual physicals. We cover 100 percent of the cost of this program. This program was developed to promote the physical well-being and health of our senior-level managers. We believe that this program is in the best long-term interests of our shareholders.

Other Benefits. Our Named Executive Officers also participate in other benefit plans that we fully or partially subsidize. Their participation is on the same terms as other employees. Some of the more significant of these benefits include medical, dental, life, disability, and vision insurance, as well as relocation reimbursement, tuition reimbursement, and holiday and vacation benefits. Many employees, including all of our Named Executive Officers, participate in our group term life insurance program, which provides death benefit coverage of up to two times base salary or $500,000, whichever is less. In addition, our Named Executive Officers and certain other employees are eligible to participate in our optional supplemental group term life insurance program, in which participants may purchase additional term life insurance at their own expense in amounts up to the lesser of five times base annual salary or $600,000. Furthermore, in certain cases, our Named Executive Officers may receive supplemental long-term disability premiums paid by the Company.

Compensation-Related Policies

In connection with the Company’s compensation program, we have established certain policies that relate to executive compensation. The most significant of these policies are described below.

Stock Ownership Requirement. All of our Named Executive Officers, as well as certain other officers, are required to own a significant number of shares of Company common stock. Specifically, the officers identified below, from and after the fifth anniversary of the date on which such individual first became such an officer, are required to hold shares of our common stock or equivalents (as further described below) with a minimum aggregate value at the following levels (“Required Ownership Level”):

Position	Required Ownership Level
Chief Executive Officer of the Company	5 x Base Annual Salary
Senior Vice Presidents of the Company	2 x Base Annual Salary
Certain senior officers of the Company and its subsidiaries as designated by the Company Chief Executive Officer	1 x Base Annual Salary

Our Named Executive Officers currently hold shares of our common stock or stock equivalents at levels greater than or equal to the Required Ownership Level.24 Shares owned outright and shares represented by RSUs or restricted stock awards, whether vested or unvested, including performance-based shares at the target award level, count as share equivalents toward the Required Ownership Level. Unexercised stock options do not count toward the Required Ownership Level. Failure to achieve or maintain the Required Ownership Level may result in (i) the applicable individual being required to hold all after-tax vested stock award shares and after-tax shares acquired upon exercise of stock options, or (ii) suspension of future equity awards, until the Required Ownership Level is achieved. The Compensation Committee (or its designee) may make exceptions, in its sole discretion, in the event of disability or great financial hardship.

Clawback. For STIC and LTIC awards, the Company has adopted a “clawback” policy applicable to executive officers. Specifically, if the Company is required, because of fraud or negligence, to restate financial results for any period (the “Restatement Period”) in a manner that would have adversely affected the amount of the payout of any STIC or LTIC awards, the Compensation Committee has the right during the three-year period following the Restatement Period to review the matter and determine what, if any, repayment executives will be required to submit.

Tax Deduction Management. Under Section 162(m) of the Internal Revenue Code, the Company is not able to deduct for federal income tax purposes annual compensation in excess of $1.0 million paid to certain employees – generally its Named Executive Officers (other than the Chief Financial Officer). However, subject to changes in Section 162(m) as further described below, compensation that is “performance-based” is not subject to that deduction limitation. In general, the Compensation Committee has intended to structure and administer executive compensation plans and arrangements, including our STIC and LTIC awards, so that they qualify for the performance-based compensation exception. However, the Compensation Committee may from time to time approve payments that cannot be deducted in order to maintain flexibility in structuring appropriate compensation programs in the interest of shareholders.

The Tax Cuts and Jobs Act, which was enacted on December 22, 2017, includes several significant changes to Section 162(m) of the Internal Revenue Code, such as the repeal of the performance-based compensation exemption and the expansion of the individuals subject to the provision (for example, by including the Chief Financial Officer and certain former Named Executive Officers). Because of these changes, except as otherwise provided in the transition relief provisions of the Tax Cuts and Jobs Act, compensation paid to any of our Named Executive Officers generally will not be deductible in the fiscal year starting October 1, 2018 or later, to the extent that it exceeds $1.0 million.

24  Mr. Whitted was hired in June 2018 and does not currently own shares at the applicable Required Ownership Level, but has until June 2023 to come into compliance.

PART II: COMPENSATION COMMITTEE REPORT

Each member of the Compensation Committee of the Board of Directors of Hillenbrand, Inc. is “independent,” as that term is defined under (i) the New York Stock Exchange listing standards, (ii) the non-employee director standards of Rule 16b-3 of the Securities Exchange Act of 1934, as amended, (iii) the outside director requirements of Section 162(m) of the Internal Revenue Code, and (iv) the Company’s Corporate Governance Standards. The Compensation Committee currently consists of Gary L. Collar, Helen W. Cornell, Mark C. DeLuzio, and F. Joseph Loughrey.

As a committee, one of our obligations is to ensure Hillenbrand’s executive compensation program is performance-based, in order to align management interests with the short-term and long-term interests of shareholders, and is competitive, in order to enable the Company to attract and retain superior executive personnel. We engage an independent executive compensation consulting firm to assist us in our review of the Company’s executive compensation programs to ensure these programs are competitive and consistent with our stated objectives. The executive compensation consultant is retained by and directly accountable to us, and we generally approve all related fees paid to the executive compensation consultant. We have no interlocks or insider participation, and we engage in annual self-evaluations to determine our effectiveness as a committee. We have adopted a Charter, which may be found on Hillenbrand’s web site at www.hillenbrand.com.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management and, based upon this review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2018.

Respectfully submitted,

Helen W. Cornell (Chairperson)
Gary L. Collar
Mark C. DeLuzio
F. Joseph Loughrey

PART III: EXECUTIVE COMPENSATION TABLES

Tabular Compensation Information

In the following pages we present numerous tables that set out various elements of compensation for our Named Executive Officers. No one table alone presents the “total picture”; instead, you should review all the information carefully to understand the amounts and manner in which our Named Executive Officers have been paid. To understand all the numbers in the tables below, you need to carefully read the footnotes, which explain various assumptions and calculations that give rise to the dollar amounts in the tables.

Compensation of Named Executive Officers

Summary Compensation Table

The following table summarizes the total compensation paid to or earned by each of the Named Executive Officers for the fiscal years ended September 30, 2018, 2017, and 2016, except where otherwise noted. We have entered into employment agreements with each of the Named Executive Officers, which are described in detail in the “Employment Agreements and Termination Benefits” section of Part I above.

(a)	(b)	(c)		(d)		(e)		(f)		(g)		(h)		(i)		(j)
Name And Principal Position (As Of September 30, 2018)	Year	Salary $ (1)		Bonus $		Stock Awards $ (2)		Option Awards $ (3)		Non-Equity Incentive Plan Compensation $ (4)		Change In Pension Value And Nonqualified Deferred Compensation Earnings $		All Other Compensation $ (5)		Total $
Joe A. Raver President and Chief Executive Officer	2018		$809,685		$–		$1,999,942		$999,999		$1,420,254		$–		$100,616		$5,330,496
	2017		$745,699		$–		$1,599,939		$799,995		$1,069,462		$–		$102,896		$4,317,991
	2016		$690,356		$–		$1,266,623		$633,326		$741,219		$–		$32,685		$3,364,209
Kristina A. Cerniglia	2018		$521,695		$–		$499,951		$249,994		$655,000		$–		$56,742		$1,983,382
Senior Vice President and Chief Financial Officer	2017 2016	$ $	506,806 493,683	$ $	– –	$ $	466,642 399,946	$ $	233,328 199,993	$ $	520,144 409,700	$ $	– –	$ $	78,780 73,877	$ $	1,805,700 1,577,199
Kimberly K. Ryan Senior Vice President and President of Coperion	2018		$485,892		$–		$433,287		$216,661		$570,600		$–		$1,731,089		$3,437,529
	2017		$471,186		$–		$411,941		$205,993		$449,097		$–		$1,073,074		$2,611,291
	2016		$459,000		$–		$411,954		$205,994		$427,400		$–		$203,553		$1,707,901
J. Michael Whitted (6) Senior Vice President, Strategy and Corporate Development	2018		$121,096		$–		$499,969		$1,500,021		$146,600		$–		$7,519		$2,275,205
	2017	$	N/A		$–	$	N/A	$	N/A	$	N/A		$–	$	N/A	$	N/A
	2016	$	N/A		$–	$	N/A	$	N/A	$	N/A		$–	$	N/A	$	N/A
Christopher H. Trainor Senior Vice President and President of Batesville	2018		$434,746		$–		$399,924		$200,000		$264,200		$–		$44,153		$1,343,023
	2017		$421,425		$–		$349,983		$175,000		$294,908		$–		$50,878		$1,292,194
	2016		$407,589		$–		$199,955		$99,993		$184,700		$–		$60,342		$952,579

(1)	The amounts indicated represent the dollar value of base salary earned during fiscal years 2018, 2017, and 2016, as applicable.

(2)
The amounts indicated represent the grant date fair value related to awards of restricted stock units granted during fiscal years 2018, 2017, and 2016, computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 9 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 13, 2018. Awards that are performance-based are valued based on the targeted 100 percent performance achievement level. The maximum award amounts when the grants were made, at the highest possible performance achievement level, were 175 percent of the values shown in the table.

(3)
The amounts indicated represent the grant date fair value related to stock option awards granted during fiscal years 2018, 2017, and 2016, computed in accordance with stock-based accounting rules (FASB ASC Topic 718). The determination of this value is based on the methodology set forth in Note 9 to our audited financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 13, 2018.

(4)
The amounts indicated represent cash awards earned for fiscal years 2018, 2017, and 2016, and paid in the first quarter of fiscal 2019, 2018, and 2017, respectively, under our STIC Plan. See the “Annual Cash Incentive Awards” section of Part I above.

(5)
Includes, where applicable for fiscal year 2018 as set forth in the table below this note, (a) supplemental long-term disability premiums paid by the Company, (b) Company contributions to the Savings Plan and the SRP, (c) tax gross-ups and reimbursements received, and (d) other personal benefits (perquisites) that equal or exceed in the aggregate the sum of $10,000 (which are itemized and further described in the table below this note).

Other Compensation – Additional Detail (Fiscal Year 2018)

	Company Contribution			Tax Reimbursements And Gross-Ups		Life Insurance Premiums	Personal Benefits Aggregating $10,000 Or More
Name	401(K	)	Supp 401(K)

Joe A. Raver	$20,000		$74,218	$3,352	*	$3,046	$–
Kristina A. Cerniglia	$20,000		$33,443	$–		$3,299	$–
Kimberly K. Ryan	$20,219		$30,163	$1,559,470	*	$2,959	$118,278	**
J. Michael Whitted	$7,519		$–	$–		$–	$–
Christopher H. Trainor	$19,252		$22,064	$–		$2,837	$–

*
Under the Company’s expatriation policies, the Company paid certain of Mr. Raver’s and Ms. Ryan’s foreign taxes. For Mr. Raver, the amount reported in this column reflects payments made by the Company for excess foreign tax payments on Mr. Raver’s behalf during fiscal year 2018. These payments relate to his work conducted on behalf of the Company while residing in Switzerland and correct an overpayment for a partial reimbursement of these amounts by Mr. Raver in 2017. Mr. Raver completed this work and returned to the United States in 2013. For Ms. Ryan, the amount reported in this column reflects payments made by the Company for foreign tax payments on Ms. Ryan’s behalf during fiscal year 2018 and relates to her work conducted on behalf of the Company while residing in Germany.

**
Ms. Ryan and her spouse were relocated from Indiana to Germany in 2015, in connection with Ms. Ryan’s assumption of the role of President of Coperion. All but $5,500 (which consists of financial planning and tax preparation payments, including $500 of related expatriation benefits) of the personal benefits amount reported for Ms. Ryan in the table above is attributed to payments made by the Company in 2018 on behalf of Ms. Ryan and her spouse in connection with the relocation pursuant to the Company’s expatriation policies and programs. The expatriation benefits provided to Ms. Ryan and her spouse consisted of housing rental and utilities ($71,400), a cost of living allowance ($30,800), and other miscellaneous expenses ($10,600).

(6)	Mr. Whitted was not a Named Executive Officer in 2016 or 2017.

Grants of Plan-Based Awards for Fiscal Year Ended September 30, 2018

The following table summarizes the grants of plan-based awards to each of the Named Executive Officers for the fiscal year ended September 30, 2018.

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)		(k)		(l)

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Shares Earned Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number Of Shares Or Units #		All Other Option Awards: Number Of Securities Underlying Options # (3)				Grant Date Fair Value Of Stock And Option Awards $ (4)
												Exercise Or Base Price Of Option Awards $/Sh	Grant Date Closing Market Price $/Sh

Name	Grant Date	Threshold $	Target $	Maximum $	Threshold #	Target #	Maximum #

Joe A. Raver		$111,375	$891,000	$2,138,400
	12/7/2017 (5)				5,460	21,843	38,225							$999,973
	12/7/2017 (6)				4,057	16,228	28,399							$999,969
	12/7/2017 (7)									90,090		$45.78		$999,999

Kristina A. Cerniglia		$48,916	$391,327	$939,185
	12/7/2017 (5)				1,365	5,460	9,555							$249,959
	12/7/2017 (6)				1,014	4,057	7,099							$249,992
	12/7/2017 (7)									22,522		$45.78		$249,994

Kimberly K. Ryan		$45,559	$364,471	$874,730
	12/7/2017 (5)				1,183	4,732	8,281							$216,631
	12/7/2017 (6)				879	3,516	6,153							$216,656
	12/7/2017 (7)									19,519		$45.78		$216,661

J. Michael Whitted		$11,493	$91,947	$220,673
	6/18/2018							10,781	(8)					$499,969
	6/18/2018									127,239	(8)	$46.375		$1,500,148

Christopher H. Trainor		$32,611	$260,885	$547,859
	12/7/2017 (5)				1,092	4,368	7,644							$199,967
	12/7/2017 (6)				811	3,245	5,678							$199,957
	12/7/2017 (7)									18,018		$45.78		$200,000

(1)
The amounts indicated represent potential cash awards that could have been paid – at the threshold, target (100 percent), and maximum levels – under the STIC Plan. See the “Annual Cash Incentive Awards” section of Part I above for a discussion of this plan. See the Non-Equity Incentive Plan Compensation column of the “Summary Compensation Table” above in this Part III for the actual amounts earned, which were paid in December 2018.

(2)
The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the financial performance of the Company during the three-fiscal-year measurement period 2018-2020. During that period, shares represented by the RSUs that are issued based on the shareholder value formula (see footnote 5 below) accrue dividend equivalent amounts as dividends are declared on the Company’s common stock. These equivalent amounts are deemed to be reinvested in additional shares of Company common stock and then ultimately paid in the form of additional shares on the distribution date of the underlying award, in proportion to the number of shares that vest and are distributed in accordance with the award formula. Dividends do not accrue during the measurement period with respect to shares represented by the RSUs that are issued based on the relative total shareholder return formula (see footnote 6 below). The amounts in the table represent the number of shares that could be earned under the awards at the threshold, target (100 percent), and maximum achievement of the applicable performance targets. The vesting schedules for stock awards granted during fiscal year 2018 are disclosed by individual Named Executive Officer in the footnotes to the “Outstanding Equity Awards at September 30, 2018” table below.

(3)
Options expire ten years from date of grant and will vest in equal increments on the first three anniversaries of the option grant date. Stock awards and options are granted to our Named Executive Officers at the discretion of the Compensation Committee.

(4)
The valuations of stock options and RSUs are grant date fair values computed in accordance with stock-based accounting rules (FASB ASC Topic 718) and are based on the methodology set forth in Note 9 to our financial statements included in our Annual Report on Form 10-K, which was filed with the SEC on November 13, 2018. The amounts used in column (l) for performance-based equity awards are based on an assumed 100 percent achievement of the applicable performance targets.

(5)
The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the increase in shareholder value of the Company during the three-fiscal-year measurement period 2018-2020. See the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above under the heading “Details of the Shareholder Value Performance-Based RSU Awards.”

(6)
The number of shares indicated represents a grant of performance-based restricted stock units subject to vesting conditions based on the percentile ranking of the Company’s total shareholder return compared to its peers during the three-fiscal-year measurement period 2018-2020. See the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above under the heading “Details of the Relative Total Shareholder Return (TSR) Performance-Based RSU Awards.”

(7)	The number of shares indicated represents a grant of non-qualified stock options which vest 33‑1/3 percent per year over a three-year period.

(8)	See footnote 12 to the table below entitled “Outstanding Equity Awards at September 30, 2018.”

Outstanding Equity Awards at September 30, 2018

The following table summarizes the number and terms of awards of stock options and restricted stock units outstanding for each of the Named Executive Officers as of September 30, 2018.

	Option Awards						Stock Awards (1)

(a)	(b)	(c)		(d)	(e)	(f)	(g)		(h)	(i)		(j)

Name	Number Of Securities Underlying Unexercised Options # Exercisable	Number Of Securities Underlying Unexercised Options # Unexercisable		Equity Incentive Plan Awards: Number Of Securities Underlying Unexercised Unearned Options #	Option Exercise Price $	Option Expiration Date	Number Of Shares Or Units Of Stock That Have Not Vested #		Market Value Of Shares Or Units Of Stock That Have Not Vested $ (2)	Equity Incentive Plan Awards: Number Of Unearned Shares, Units Or Other Rights That Have Not Vested #		Equity Incentive Plan Awards: Market Or Payout Value Of Unearned Shares, Units Or Other Rights That Have Not Vested $ (2)

Joe A. Raver	30,592				$22.26	12/6/2021
	34,806				$20.675	12/4/2022
	45,267				$28.155	12/3/2023
	46,220				$32.655	12/3/2024
	54,103	27,051	(3)		$31.11	12/2/2025
	31,853	63,703	(4)		$36.08	12/7/2026
		90,090	(5)		$45.78	12/7/2027				45,287	(7)(9)	$2,368,510
										34,829	(8)(9)	$1,821,557

Kristina A. Cerniglia	17,891				$32.655	12/3/2024
	17,085	8,542	(3)		$31.11	12/2/2025
	9,291	18,579	(4)		$36.08	12/7/2026
		22,522	(5)		$45.78	12/7/2027				12,278	(7)(10)	$642,139
										9,482	(8)(10)	$495,909

Kimberly K. Ryan	31,586				$20.675	12/4/2022
	22,202				$28.155	12/3/2023
	18,428				$32.655	12/3/2024
	17,598	8,798	(3)		$31.11	12/2/2025
	8,202	16,403	(4)		$36.08	12/7/2026
		19,519	(5)		$45.78	12/7/2027				10,748	(7)(11)	$562,120
										8,305	(8)(11)	$434,352

J. Michael Whitted		127,239	(6)		$46.375	6/18/2028	10,823	(12)	$566,043

Christopher H. Trainor	4,993				$28.155	12/3/2023
	7,454				$32.655	12/3/2024
	8,543	4,270	(3)		$31.11	12/2/2025
	6,968	13,935	(4)		$36.08	12/7/2026
		18,018	(5)		$45.78	12/7/2027				9,484	(7)(13)	$496,013
										7,314	(8)(13)	$382,522

(1)	Figures below include accrued dividends where applicable.

(2)	Value is based on the closing price of Hillenbrand common stock of $52.30 on September 28, 2018, as reported on the New York Stock Exchange.

(3)	The options were granted on December 2, 2015. The options fully vested on December 2, 2018.

(4)	The options were granted on December 7, 2016. One-third of the options vested on each of December 7, 2017 and December 7, 2018. The remaining one-third will vest on December 7, 2019.

(5)
The options were granted on December 7, 2017. One-third of the options vested on December 7, 2018. The remaining two-thirds will vest in two equal portions on each of December 7, 2019 and December 7, 2020.

(6)	The options were granted on June 18, 2018. One-third of the options will vest on each of June 18, 2019, June 18, 2020, and June 18, 2021.

(7)
Such performance-based RSU awards are subject to vesting conditions based on the increase in shareholder value of the Company during a three-fiscal-year measurement period. For additional detail regarding these awards, including information regarding how dividends accrue, see the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above under the heading “Details of the Shareholder Value Performance-Based RSU Awards.” The amounts in the table represent the award amounts at 100 percent achievement of the targeted increase in shareholder value associated with the award. Generally, award vesting is contingent upon continued employment. See the section titled “Employment Agreements and Termination Benefits” in Part I above for additional information regarding vesting.

(8)
Such performance-based RSU awards are subject to vesting conditions based on the percentile ranking of the Company’s total shareholder return (TSR) compared to its peers during a three-fiscal-year measurement period. Whereas dividends accrue during the measurement period with respect to shares underlying RSU awards based on the increase in shareholder value (see footnote 7 above), dividends do not accrue during the measurement period with respect to shares underlying RSU awards based on relative total shareholder return. For additional detail regarding these awards, see the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above under the heading “Details of the Relative Total Shareholder Return (TSR) Performance-Based RSU Awards.” The amounts in the table represent the award amounts at the targeted percentile ranking of the Company’s relative TSR. Generally, award vesting is contingent upon continued employment. See the section titled “Employment Agreements and Termination Benefits” in Part I above for additional information regarding vesting.

(9)	Mr. Raver was awarded the following performance-based RSUs:

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 7, 2016	22,172	Award will vest on September 30, 2019, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2016	18,601	Award will vest on September 30, 2019, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 7, 2017	21,843	Award will vest on September 30, 2020, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2017	16,228	Award will vest on September 30, 2020, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(10)	Ms. Cerniglia was awarded the following performance-based RSUs:

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 7, 2016	6,467	Award will vest on September 30, 2019, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2016	5,425	Award will vest on September 30, 2019, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 7, 2017	5,460	Award will vest on September 30, 2020, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2017	4,057	Award will vest on September 30, 2020, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(11)          Ms. Ryan was awarded the following performance-based RSUs:

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 7, 2016	5,709	Award will vest on September 30, 2019, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2016	4,789	Award will vest on September 30, 2019, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 7, 2017	4,732	Award will vest on September 30, 2020, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2017	3,516	Award will vest on September 30, 2020, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

(12)          Mr. Whitted was awarded the following time-based RSUs as part of his non-recurring sign-on award:

Award Date	Restricted Stock Units Awarded	Vesting Schedule
June 18, 2018	10,781	Award will vest 33.5% on each of June 18, 2019 and 2020, and 33% on June 18, 2021.

(13)          Mr. Trainor was awarded the following performance-based RSUs:

Award Date	Restricted Stock Units Awarded	Vesting Schedule
December 7, 2016	4,850	Award will vest on September 30, 2019, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2016	4,069	Award will vest on September 30, 2019, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.
December 7, 2017	4,368	Award will vest on September 30, 2020, assuming 100% achievement of the targeted increase in shareholder value.
December 7, 2017	3,245	Award will vest on September 30, 2020, assuming 100% achievement of the targeted percentile ranking of the Company’s relative TSR.

Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2018

The following table summarizes the value realized upon vesting of stock awards (including the dividends accrued thereon) during the fiscal year ended September 30, 2018, for the Named Executive Officers. Mr. Raver was the only Named Executive Officer who exercised options during this fiscal year, as detailed in the table.

	Option Awards		Stock Awards
Name	Number Of Shares Acquired On Exercise #	Value Realized On Exercise $	Number Of Shares Acquired On Vesting #	Value Realized On Vesting $

Joe A. Raver	68,496	$1,789,223	23,221 (2)	$994,323 (1)
	–	$–	29,030 (3)	$1,243,065 (1)

Kristina A. Cerniglia	–	$–	7,325 (2)	$313,657 (1)
	–	$–	9,166 (3)	$392,488 (1)

Kimberly K. Ryan	–	$–	7,549(2)	$323,248 (1)
	–	$–	9,441(3)	$404,264 (1)

J. Michael Whitted	–	$–	–	$–

Christopher H. Trainor	–	$–	3,656 (2)	$156,550 (1)
	–	$–	4,582 (3)	$196,201 (1)

(1)
Based upon the mean between the high and low sale prices of Hillenbrand common stock on the New York Stock Exchange on the date the Board of Directors of the Company approved distribution of the underlying awards.

(2)
These amounts are presented on a pre-tax basis (i.e., not accounting for withholding) and include dividends that were accrued during the measurement period and paid out upon vesting in proportion to the number of shares that vested. These amounts reflect the vesting of shareholder value performance-based RSU awards granted by the Company under its LTIC program in fiscal year 2016, in accordance with the award formula then in effect. Additional details regarding the LTIC awards granted in fiscal year 2016 are set forth under the heading “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section of our proxy statement for our 2017 Annual Meeting of shareholders, which was filed with the SEC on January 4, 2017. See the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above for additional explanation of the Company’s LTIC program.

(3)
These amounts are presented on a pre-tax basis (i.e., not accounting for withholding) and do not include dividends. Whereas dividends accrue during the measurement period with respect to shares underlying RSU awards based on the increase in shareholder value, dividends do not accrue during the measurement period with respect to shares underlying RSU awards based on relative total shareholder return (for additional information, see footnotes 7 and 8 to the table above titled “Outstanding Equity Awards at September 30, 2018”). These amounts reflect the vesting of relative total shareholder return (TSR) performance-based RSU awards granted by the Company under its LTIC program in fiscal year 2016, in accordance with the award formula then in effect. Additional details regarding the LTIC awards granted in fiscal year 2016 are set forth under the heading “Long-Term Incentive Compensation” in the “Compensation Discussion and Analysis” section of our proxy statement for our 2017 Annual Meeting of shareholders, which was filed with the SEC on January 4, 2017. See the discussion in the “Long-Term Incentive Compensation (LTIC)” section of Part I above for additional explanation of the Company’s LTIC program.

Nonqualified Deferred Compensation for Fiscal Year Ended September 30, 2018

The following table quantifies the “defined contribution” benefits expected to be paid from the Supplemental Retirement Plan (SRP).

(a)	(b)	(c)	(d)	(e)	(f)
Name	Executive Contributions In Last Fiscal Year $	Company Contributions In Last Fiscal Year $ (1)	Aggregate Earnings In Last Fiscal Year $	Aggregate Withdrawals/ Distributions $	Aggregate Balance At Last Fiscal Year End $

Joe A. Raver	$1,069,462	$74,218	$85,750	$1,112,223	$777,065
Kristina A. Cerniglia	$520,144	$33,443	$40,266	$533,174	$212,049
Kimberly K. Ryan	$–	$30,163	$19,531	$–	$335,534
J. Michael Whitted	$–	$–	$–	$–	$–
Christopher H. Trainor	$–	$22,064	$13,027	$–	$95,830

(1)
The Company maintains the SRP to provide additional retirement benefits to certain employees selected by the Compensation Committee whose benefits under the Company’s Savings Plan are reduced, curtailed, or otherwise limited as a result of certain limitations under the Internal Revenue Code and as a result of excluding their annual cash bonuses from the definition of “compensation” under the contribution formula in the Savings Plan. The additional benefits provided by the SRP are designed to reflect the amount by which benefits under the Savings Plan are so reduced, curtailed, or limited by reason of the application of such limitations and exclusion.

“Compensation” under the SRP means the corresponding definition of compensation under the Savings Plan (which is generally equivalent to base salary) plus the participant’s targeted cash bonus as determined under the Company’s Short-Term Incentive Compensation (STIC) Plan. Amounts reported here are also reported as Supplemental 401(k) in the “Summary Compensation Table” above in the column entitled All Other Compensation and are further detailed in footnote 5 thereto. Generally, a lump sum cash payment is available to the participant within one year of retirement or termination of employment. In the alternative, a participant may defer receipt by electing a stream of equal annual payments for up to 15 years.

See the more detailed description of the SRP under the heading “Retirement and Savings Plans” in Part I above. The Compensation Committee continues to oversee the selection of which executives are permitted to participate in the plan.

The following amounts represent employer contributions and above-market earnings that have been reported as compensation in the “Summary Compensation Table” in fiscal year 2018 and previous fiscal years:

Name	2018	2017		2016

Joe A. Raver	$74,218		$89,478		$78,050
Kristina A. Cerniglia	$33,443		$43,252		$41,913
Kimberly K. Ryan	$30,163		$38,885		$37,678
J. Michael Whitted (1)	$–	$	N/A	$	N/A
Christopher H. Trainor	$22,064		$27,650		$24,238

(1)          Mr. Whitted was not a Named Executive Officer for 2016 or 2017.

Potential Payments Upon Termination

The following tables present the benefits that would be received by each of the Named Executive Officers in the event of a hypothetical termination as of September 30, 2018. For information regarding definitions of termination events included in the employment agreements with the Named Executive Officers, see “Employment Agreements and Termination Benefits” in Part I above.

Joe A. Raver

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$3,734,948	$7,037,788	$39,596	$10,812,332
Death	$1,920,254	$7,037,788	$21,300	$8,979,342
Termination without Cause	$3,070,254	$4,843,928	$39,596	$7,953,778
Resignation with Good Reason	$3,070,254	$4,843,928	$39,596	$7,953,778
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Kristina A. Cerniglia

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,844,238	$2,079,053	$21,330	$4,944,621
Death	$1,123,775	$2,079,053	$11,282	$3,214,110
Termination without Cause	$1,149,075	$1,449,853	$21,330	$2,620,258
Resignation with Good Reason	$1,149,075	$1,449,853	$21,330	$2,620,258
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Kimberly K. Ryan

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,770,780	$1,983,597	$23,747	$4,778,124
Death	$1,043,426	$1,983,597	$11,282	$3,038,305
Termination without Cause	$1,032,676	$1,403,847	$23,747	$2,460,270
Resignation with Good Reason	$1,032,676	$1,403,847	$23,747	$2,460,270
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

J. Michael Whitted

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$3,158,591	$1,319,934	$21,322	$4,499,847
Death	$1,008,088	$1,319,934	$11,276	$2,339,298
Termination without Cause	$933,088	$–	$21,322	$954,410
Resignation with Good Reason	$933,088	$–	$21,322	$954,410
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

Christopher H. Trainor

Event	Salary And Other Cash Payments (1)	Accelerated Vesting Of Stock Awards (2)	Continuance Of Health And Welfare Benefits	Total

Permanent Disability	$2,789,918	$1,314,600	$19,798	$4,124,316
Death	$778,103	$1,314,600	$10,650	$2,103,353
Termination without Cause	$715,853	$880,616	$19,798	$1,616,267
Resignation with Good Reason	$715,853	$880,616	$19,798	$1,616,267
Termination for Cause	$–	$–	$–	$–
Resignation without Good Reason	$–	$–	$–	$–
Retirement	$–	$–	$–	$–
Change in Control (3)

(1)	Includes, as applicable in each scenario, severance compensation, prorated Short-Term Incentive Compensation (STIC), and insurance proceeds.

(2)
For those Named Executive Officers who were employed at the relevant time, the accelerated vesting value of performance-based stock awards includes the annual LTIC awards granted in fiscal year 2016, which vested on September 30, 2018, and the annual LTIC awards granted in fiscal years 2017 and 2018, which have not vested. The accelerated vesting value of the awards granted in fiscal year 2016 in the table is based on (a) the actual level of achievement of the targeted shareholder value increase as described in footnote 3 to the table above titled “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2018,” and (b) the actual level of achievement of the targeted relative total shareholder return as described in footnote 4 to the table above titled “Option Exercises and Stock Vested for Fiscal Year Ended September 30, 2018.” The accelerated vesting values of the annual LTIC awards granted in fiscal years 2017 and 2018 assume 100 percent achievement of the applicable performance targets and the closing stock price on September 30, 2018. However, the actual value that would be realized would be based on the actual achievement of such performance targets at the end of the applicable measurement period and the stock price on September 30, 2019, and September 30, 2020, which are unknown at this time.

Our Named Executive Officers do not currently qualify for special accelerated vesting in the retirement context due to their ages. However, in the event of a qualifying retirement in the future, these executives would be entitled to accelerated vesting value.

(3)	See table below titled “Change in Control Benefits.”

Change in Control Benefits

The change in control agreements we have with Named Executive Officers may provide the estimated benefits set forth in the following table, calculated assuming a hypothetical termination as of September 30, 2018. For more detail regarding the change in control agreements generally, see the discussion under “Employment Agreements and Termination Benefits” in Part I above. Benefits under our change in control agreements are payable only upon a “double-trigger.” Therefore, the amounts shown in the table below assume not only a change in control but also the requisite qualified termination of employment.

Name	Salary-Based Compensation	Incentive Compensation	Continuance Of Health And Welfare Benefits	Pension Benefits	Retirement Savings Plan Benefit	Accelerated Vesting Of Stock-Based Awards	Tax Gross-Up / Cutback (1)	Total

Joe A. Raver	$2,475,000	$891,000	$56,740	$–	$222,653	$8,470,017	$–	$12,115,410

Kristina A. Cerniglia	$1,050,600	$391,327	$41,360	$–	$66,886	$2,425,600	$–	$3,975,773

Kimberly K. Ryan	$978,500	$364,471	$46,047	$–	$60,326	$2,254,553	$–	$3,703,897

J. Michael Whitted	$850,000	$318,750	$41,344	$–	$–	$1,319,934	$–	$2,530,028

Christopher H. Trainor	$875,500	$260,885	$38,389	$–	$44,128	$1,641,382	$(128,478)	$2,731,806

(1)
As discussed in Part I above under the heading “Employment Agreements and Termination Benefits,” our change in control agreements do not provide for any tax gross-up payments relating to the excise tax on excess “parachute payments” imposed by Section 4999 of the Internal Revenue Code. If an executive is entitled to receive payments upon a change in control that may be subject to the excise tax, he or she will either be paid the full amount (and remain personally liable for the excise tax) or be paid a reduced amount (cutback) that does not give rise to the excise tax, whichever is greater on an after-tax basis.

These calculations do not consider the value of non-compete provisions that executives must adhere to in order to receive certain payments upon a change in control. These provisions are valuable to the Company and are expected to be enforced in the event of an actual transaction.

PART IV: COMPENSATION CONSULTANT MATTERS

The Compensation Committee’s independent compensation consultants were regularly invited to attend Committee meetings during fiscal year 2018.

EY

EY was engaged as the independent compensation consultant by the Compensation Committee to assist the Committee in determining the form and amount of compensation paid to our Named Executive Officers for fiscal year 2018, through and including the May 2018 Committee meeting. Among other things, during fiscal year 2018 until its engagement ended, EY provided advice and recommendations regarding the Company’s executive compensation levels and practices, including review and recommendations on CEO and other executive officer compensation; advice on the Company’s peer group; evaluation of performance metrics and peer performance; analysis and recommendations regarding share availability under our LTIC plan; advice on the Company’s anticipated CEO pay ratio disclosure; and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments. Fees for those services, which were approved by the Compensation Committee, totaled $185,051 during fiscal year 2018. The Compensation Committee has reviewed the independence of EY in light of applicable SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that EY is independent from the Company and has no conflict of interest relating to its engagement by the Compensation Committee.

Other Engagements: EY

The Company also engaged EY during fiscal year 2018 to provide services unrelated to executive compensation. These engagements primarily consisted of tax advice and advice on director compensation. Fees paid to EY for these engagements totaled $112,442 during fiscal year 2018. Management initiated these engagements – the Board was not asked to approve them. However, the Chairperson of the Compensation Committee was consulted prior to each material engagement of EY for non-executive compensation related services. Given the nature and scope of these services, the Compensation Committee believes that these services did not raise a conflict of interest and did not impair EY’s ability to provide independent advice to the Committee concerning executive compensation matters.

Deloitte

Following a request for proposal process in 2018, Deloitte has been engaged as the independent compensation consultant by the Compensation Committee to assist the Committee in determining the form and amount of compensation paid to our Named Executive Officers for fiscal year 2018, following the Committee’s May 2018 meeting. Among other things, since the Committee’s May 2018 meeting, Deloitte provided advice and recommendations regarding the Company’s compensation philosophy and strategies; advice on the Company’s peer group; evaluation of performance metrics and peer performance; analysis and recommendations regarding our STIC and LTIC programs; advice on the Company’s anticipated CEO pay ratio disclosure; advice and recommendations relating to the tax treatment of incentive compensation awards; review and recommendations on CEO and other executive officer compensation for fiscal year 2019; and periodic reports to the Compensation Committee on market and industry compensation trends and regulatory developments. Fees for those services, which were approved by the Compensation Committee, totaled $113,829 during fiscal year 2018. The Compensation Committee has reviewed the independence of Deloitte in light of applicable SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Deloitte is independent from the Company and has no conflict of interest relating to its engagement by the Compensation Committee.

Other Engagements: Deloitte

The Company also engaged Deloitte during fiscal year 2018 to provide services unrelated to executive compensation. These engagements primarily consisted of (a) advice and counsel with respect to the Company’s ethics and compliance program, which was completed before Deloitte was retained as our independent compensation consultant; (b) tax advice on expatriate assignments; (c) support related to the adoption of Accounting Standards Update 2014-09, Revenue from Contracts with Customers; and (d) other discrete projects, such as a review of director compensation limits. Fees paid to Deloitte for these engagements totaled $879,063 during fiscal year 2018. A majority of these fees were incurred prior to Deloitte’s engagement as our independent compensation consultant. Management initiated these engagements – the Board was not asked to approve them. However, the Chairperson of the Compensation Committee was consulted prior to each material engagement of Deloitte for non-executive compensation related services, effective after Deloitte’s assumption of the role. Given the nature and scope of these services, the Compensation Committee believes that these services did not raise a conflict of interest and did not impair Deloitte’s ability to provide independent advice to the Committee concerning executive compensation matters.

PART V: COMPENSATION-RELATED RISK ASSESSMENT

The Compensation Committee analyzes on an annual basis the actual or anticipated effect (including, as appropriate, a deterrent effect) that our compensation policies and practices have had or may have on our employees with respect to creating any excessive and undesirable risk-taking in the performance of their duties for the Company. The Compensation Committee then makes a determination, on an annual basis, as to whether any of our compensation policies and practices creates risks that are reasonably likely to have a material adverse effect on the Company. At its regularly scheduled meeting held on December 5, 2018, the Compensation Committee determined that the Company’s current compensation policies and practices do not create any such risks.

The Compensation Committee’s determination was based on an assessment of the Company’s variable compensation risk that was led by the Company’s internal audit personnel and supported by its Director of Compensation. The Compensation Committee, with its independent compensation consultant, evaluated the results of this assessment and solicited feedback from a number of other sources, including Company management and internal legal, finance, and human resources personnel. The Company’s executive management team discussed its review and analysis of the results of the assessment with the Company’s Audit Committee and the Compensation Committee before the Compensation Committee made its annual determination regarding compensation-related risk.

The Compensation Committee seeks to discourage and deter inappropriate risk-taking through the compensation programs it adopts and implements for our Named Executive Officers and our employees generally. We believe that the compensation-related programs employed by the Company are consistent with those objectives and align our employees’ incentives for risk-taking with the best long-term interests of our shareholders. These programs provide a holistic approach to compensation that provides a mix of fixed and variable compensation, with the variable component impacting both short-term cash compensation and long-term equity compensation. Program features, such as stock ownership guidelines, limits on the payout of variable compensation, and clawback policies, provide additional balance between risk and reward.

PART VI: CEO PAY RATIO

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act and Regulation S-K under the Exchange Act, we are providing information regarding the relationship of annual total compensation of our CEO and our median employee (the CEO pay ratio). Our CEO pay ratio is a reasonable good faith estimate calculated in a manner consistent with Item 402(u) of Regulation S-K. The ratio set forth below may not be comparable to the ratio for other companies due to differences in operations, industry, locations, employee populations, and compensation practices. Additionally, companies may utilize different methodologies, exclusions, estimates, and assumptions in calculating their CEO pay ratio.

For purposes of the CEO pay ratio, we are required to identify a median employee, without regard to location, compensation arrangements, or employment status. The median employee was identified from our global employee population as of September 30, 2018, using gross fiscal wages of all global employees. Gross fiscal wages includes base salary plus overtime, short-term incentive compensation, long-term incentive compensation distributions, and other income. We did not perform any full-time equivalency adjustments for part-time or temporary employees, annualize for employees hired throughout the year, or exclude any non-US employees. Amounts in foreign currency were converted from local currency to U.S. dollars. Additionally, we did not make any cost-of-living adjustments.

Once the median employee was identified, the employee’s annual total compensation was calculated in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

The annual total compensation for fiscal year 2018 for our CEO was $5,330,496 and the median employee (excluding the CEO) was $51,606. The resulting CEO pay ratio for the fiscal year is estimated to be 103 to 1. Due to the variability of the CEO’s performance-based compensation, the CEO pay ratio can differ significantly from year to year.

PROPOSAL NO. 2 – ADVISORY VOTE TO APPROVE COMPENSATION
OF NAMED EXECUTIVE OFFICERS

The core of Hillenbrand’s executive compensation policies and practices continues to be to pay for performance. Our executive officers are compensated in a manner consistent with our strategy, competitive practice, sound corporate governance principles, and shareholder interests and concerns. We believe our compensation program is strongly aligned with the long-term interests of our shareholders. We urge you to read the “Compensation Discussion and Analysis” section of this proxy statement for additional details on our executive compensation, including our compensation philosophy and objectives and the 2018 compensation of our Named Executive Officers.

The U.S. Congress has enacted requirements commonly referred to as the “Say on Pay” rules. Our shareholders have elected, pursuant to an advisory vote at the Annual Meeting of shareholders in 2017, to hold a Say on Pay Vote each year. Accordingly, we are asking you to vote in favor of the adoption of the following resolution:

BE IT RESOLVED by the shareholders of Hillenbrand, Inc., that the shareholders approve the compensation of Hillenbrand’s Named Executive Officers as disclosed in the proxy statement pursuant to the SEC’s compensation disclosure rules.

As an advisory vote, this Proposal is non-binding. Although the vote is non-binding, the Board of Directors and the Compensation Committee value the opinions of our shareholders and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.

The Board of Directors recommends that the shareholders vote FOR Proposal No. 2 to approve the adoption of the above resolution.

The affirmative vote of a majority of the votes cast on this Proposal No. 2 is required for approval of this non-binding Proposal. If you own shares through a bank, broker, or other holder of record, you must instruct your bank, broker, or other holder of record how to vote your shares in order for your vote to be counted on this Proposal. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of this Proposal.

COMPENSATION OF DIRECTORS

The Nominating/Corporate Governance Committee of the Company’s Board of Directors (the “NCG Committee”) determines the compensation of its non-employee directors. The Company’s director compensation program uses a combination of cash and stock-based compensation to attract and retain highly qualified individuals to serve on the Board. In setting director compensation, the NCG Committee considers the significant amount of time that directors expend in fulfilling their duties to the Company, as well as the skill level required for members of the Board. The NCG Committee assesses the Company’s director compensation package periodically, but no less frequently than once every three years, to ensure that it reflects competitive market conditions and sound corporate governance practices. Any changes in director compensation must be approved by the Board.

In fiscal year 2018, the NCG Committee maintained the director compensation approach that was effective in fiscal year 2017, which is discussed in greater detail in the footnotes to the director compensation table below. In addition, in December 2018, the NCG Committee recommended, and the full Board approved, a revision to our Corporate Governance Standards limiting total annual base compensation for non-employee directors to $400,000. This limit is inclusive of the value of both the annual cash retainer and the grant date fair value of the annual RSU award but excludes amounts payable for service as a Board or Committee Chairperson.

The following table sets forth the compensation paid to our non-employee directors in fiscal year 2018. Directors who are also employees of the Company receive no additional remuneration for services as a director. Of the Company’s current Board members, only Mr. Raver is a salaried employee of the Company.

Director Compensation for the Fiscal Year Ended September 30, 2018

(a)	(b)		(c)		(d)	(e)	(f)	(g)	(h)

Name	Fees Earned Or Paid In Cash $ (1)		Stock Awards $ (2)		Option Awards $	Non-Equity Incentive Plan Compensation $	Change In Pension Value And Nonqualified Deferred Compensation Earnings $	All Other Compensation $ (3)	Total

F. Joseph Loughrey – Chairperson	$112,500		$164,967	(4)	$–	$–	$–	$333	$277,800

Edward B. Cloues, II	$70,000		$109,993		$–	$–	$–	$–	$179,993

Gary L. Collar	$70,000		$109,993		$–	$–	$–	$333	$180,326

Helen W. Cornell	$71,164		$109,993		$–	$–	$–	$333	$181,490

Mark C. DeLuzio	$70,000		$109,993		$–	$–	$–	$333	$180,326

Joy M. Greenway	$70,000		$109,993		$–	$–	$–	$333	$180,326

Daniel C. Hillenbrand	$27,808	(5)	$43,687	(5)	$–	$–	$–	$–	$71,495	(5)

Thomas H. Johnson	$70,000		$109,993		$–	$–	$–	$333	$180,326

Eduardo R. Menascé	$82,500		$109,993		$–	$–	$–	$216	$192,709

Neil S. Novich	$81,396		$109,993		$–	$–	$–	$333	$191,722

Stuart A. Taylor, II	$82,500		$109,993		$–	$–	$–	$333	$192,826

(1)
Directors received an annual cash retainer of $70,000. The Chairperson of the Board received an additional annual cash retainer of $30,000. Chairpersons of the Audit, Nominating/Corporate Governance, Compensation, and M&A Committees received an additional annual cash retainer of $12,500, which for Mr. Novich and Ms. Cornell was prorated for the periods each served as Compensation Committee Chairperson during 2018 ($11,396 and $1,164 respectively). Members of certain non-permanent committees may receive additional retainers as determined by the Board. Directors receive no additional per-meeting fee for Board or committee meeting attendance. Non-employee directors may participate in the Board deferred compensation plan, in which members of the Board may elect to defer receipt of fees earned. Under the Company’s Supplemental Retirement Plan, deferred amounts may be invested in a variety of Fidelity mutual funds and/or Company common stock. See the “Retirement and Savings Plans” section of Part I of “Executive Compensation” above for more detail regarding the Supplemental Retirement Plan.

(2)
On the first trading day following the close of the 2018 Annual Meeting of the Company’s shareholders, each director was awarded restricted stock units (RSUs) based on a value on that date of $110,000. The annual award of RSUs to non-employee directors is issued pursuant to the Company’s Stock Incentive Plan (the “Stock Plan”) and is valued using the average of the high and low sale prices of the Company’s common stock on the date of grant. RSUs awarded to non-employee directors vest immediately upon grant; however, the directors are required to hold the shares underlying these grants – and the shares are not delivered – until after the occurrence of one of the following: a change in control of the Company, the director’s death or permanent and total disability, or the date the director ceases to be a director of the Company (for more information on the grants, please refer to the discussion found under the section, “Security Ownership of Directors and Management” above). These RSUs carry no voting rights until such time as the underlying shares are delivered. Dividends paid on the Company common stock are accrued with regard to the RSUs awarded, deemed to be reinvested in Company common stock at the market value on the date of such dividend, and paid in additional shares on the distribution date of the underlying award in proportion to the number of shares that vest.

On February 15, 2018, 2,447 RSUs with a fair value of $109,993 were granted to each person who was a non-employee director as of that date. See footnote 4 below for detail regarding the additional RSU grant made to the Board Chairperson. As of September 30, 2018, the aggregate numbers of shares represented by vested restricted stock unit awards for our directors were as follows:

Name	Vested RSU Awards #

F. Joseph Loughrey – Chairperson	54,373
Edward B. Cloues, II	33,329
Gary L. Collar	10,769
Helen W. Cornell	26,305
Mark C. DeLuzio	67,202
Joy M. Greenway	18,537
Daniel C. Hillenbrand	946
Thomas H. Johnson	44,140
Eduardo R. Menascé	53,137
Neil S. Novich	37,283
Stuart A. Taylor, II	54,070

(3)	Consists of Company-provided term life insurance, the value of which is net of premiums paid. Participation in the life insurance program is voluntary and may be declined.

(4)
The Board of Directors has approved certain increased stock-based compensation to be paid to the Chairperson of the Board as a means to compensate him for his commitment, acting purely in his role as Chairperson, to provide advice and counsel to Mr. Raver in connection with Mr. Raver’s transition to Company President and CEO. Such increased compensation is approved on an interim basis only and is re-evaluated each year. In 2016, the Board approved a reduction in the additional annual equity award granted to the Chairperson from $75,000 to $55,000, effective for fiscal year 2017 and thereafter. Consequently, the Chairperson received, in addition to the standard grant of 2,447 RSUs made to each non-employee director, an additional 1,223 RSUs, making his aggregate stock-based compensation for the year valued at 3,670 RSUs.

(5)	Mr. Hillenbrand joined the Board in May 2018, and this amount reflects proration of the full year award.

EQUITY COMPENSATION PLAN INFORMATION

The following table sets forth information concerning the Company’s equity compensation plans as of September 30, 2018:

	(a)	(b)	(c)
Plan Category	Number Of Securities To Be Issued Upon Exercise Of Outstanding Options, Warrants, And Rights # (1)	Weighted-Average Exercise Price Of Outstanding Options, Warrants, And Rights $	Number Of Securities Remaining Available For Issuance Under Equity Compensation Plans (Excluding Securities Reflected In Column (a)) #

Equity compensation plans approved by security holders	2,844,887	$ 34.80	3,506,120

(1)
Shares underlying awards of performance-based restricted stock units are reflected in this column as follows: (i) with respect to awards that vested on September 30, 2018, this column reflects the actual vesting of awards and, therefore, the number of shares actually issued with respect to such awards; and (ii) with respect to awards that are scheduled to vest on September 30, 2019 and September 30, 2020, this column reflects a number of shares that would be issued if the maximum 175 percent potential payout were earned. The discussion above in the “Compensation Discussion and Analysis” section under the heading “Long-Term Incentive Compensation (LTIC)” explains how we reserve within our Stock Plan a number of shares sufficient to cover the maximum 175 percent potential payout of our then-outstanding performance-based equity awards.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of seven directors, each of whom is independent under SEC Rule 10A-3 and the New York Stock Exchange listing standards. The Committee operates under a written Charter adopted by the Board of Directors, a copy of which can be accessed at http://ir.hillenbrand.com/investor-relations/corporate-governance/governance-documents. The Committee has the authority to conduct or authorize investigations into any matters within the scope of its responsibilities and the authority to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation.

Management has the primary responsibility for the Company’s financial statements, for maintaining effective internal control over financial reporting, and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm of PricewaterhouseCoopers LLP (“PwC”) was responsible in fiscal year 2018 for performing an integrated audit of the Company’s consolidated financial statements and its internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB) and the issuance of a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. In addition, the Committee approves, subject to shareholder ratification, the appointment of the Company’s independent registered public accounting firm and pre-approves all audit and non-audit services to be performed by the firm. The Audit Committee through its Chairperson is also directly involved in the selection of PwC’s new engagement partner, which occurs every five years pursuant to PwC’s policy to rotate its key audit personnel. The most recent engagement partner rotation occurred in 2016.

Furthermore, Hillenbrand’s Audit Committee believes that the continued retention of PwC to serve as Hillenbrand’s independent registered public accounting firm is in the best interests of Hillenbrand and its shareholders. In making such determination, the Audit Committee considers, among other things, an evaluation of PwC’s performance as well as the impact of changing auditors. PwC has been retained as Hillenbrand’s independent registered public accounting firm continuously since 2007.

The Committee has reviewed and discussed the audited consolidated financial statements for the fiscal year ended September 30, 2018, with management and representatives of PwC. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Representatives of PwC discussed with the Committee matters required to be discussed by Auditing Standard No. 1301, ‘Communications with Audit Committees,’ as adopted by PCAOB.

PwC also provided to the Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee regarding independence, and the Audit Committee discussed with PwC its independence. In addition, the Committee considered whether non-audit consulting services provided by PwC impaired its independence and concluded that such services did not impair its independence.

Based upon these procedures and discussions, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended September 30, 2018, for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee,

Eduardo R. Menascé (Chairperson)[25]
Edward B. Cloues, II
Joy M. Greenway
Daniel C. Hillenbrand
Thomas H. Johnson
Neil S. Novich
Stuart A. Taylor, II

25  Mr. Menascé served as Chairperson of the Audit Committee at the time this Audit Committee Report was delivered.  Effective January 1, 2019, Mr. Novich became Chairperson of the Audit Committee.

PROPOSAL NO. 3 – RATIFICATION OF APPOINTMENT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Subject to shareholder ratification, the Audit Committee of the Board of Directors of the Company has appointed the firm of PricewaterhouseCoopers LLP (“PwC”), certified public accountants, as the independent registered public accounting firm to make an examination of the consolidated financial statements of the Company for its fiscal year ending September 30, 2019. PwC served as the independent registered public accounting firm of the Company for the fiscal year ended September 30, 2018. A representative of PwC will be present at the Annual Meeting with an opportunity to make a statement if he desires to do so and will be available to respond to appropriate questions.

The Board of Directors, at the request of the Audit Committee, recommends that the shareholders vote FOR Proposal No. 3 to ratify the appointment of PwC as the Company’s independent registered public accounting firm for fiscal year 2019.

The affirmative vote of a majority in voting power of the votes cast on this Proposal No. 3 is required for approval of this Proposal. Abstentions and broker non-votes are not counted as votes cast and, therefore, do not affect the outcome of the Proposal.

If the appointment is not ratified by a majority of the votes cast, the adverse vote will be considered as an indication to the Audit Committee that it should consider selecting another independent registered public accounting firm for the following fiscal year.

Principal Accountant Fees and Services

The Audit Committee has adopted a policy requiring that all services to be performed by the independent registered public accounting firm be pre-approved by the Audit Committee or its delegate (Chairperson) and has adopted guidelines that fees for non-audit related services, including tax consulting, tax compliance, and tax preparation fees, should not exceed the total of audit and audit-related fees. During each of the fiscal years ended September 30, 2017, and 2018, PwC’s fees, all of which were approved by the Audit Committee, fell within these guidelines.

	2018	2017

Audit Fees (1)	$2,473,700	$2,446,700
Audit-Related Fees (2)	$720,000	$100,000
Tax Fees (3)	$376,000	$501,100
All Other Fees (4)	$4,600	$3,700
Total	$3,574,300	$3,051,500

(1)
Audit Fees services include: (i) the audit of the financial statements included in our annual reports on Form 10-K; (ii) reviews of the interim financial statements included in our quarterly reports on Form 10-Q; (iii) statutory audits of certain subsidiaries; and (iv) out of pocket expenses.

(2)
Audit-Related Fees services include: (i) consultations on the application of accounting standards; (ii) out of pocket expenses; and (iii) other advisory fees and due diligence costs associated with investigating potential strategic opportunities.

(3)	Tax Fees services include general tax consulting services.

(4)	All Other Fees services include: (i) special accounting projects; and (ii) a subscription to PwC’s accounting research tool.

OTHER MATTERS

The Board of Directors does not know of any matters that will be brought before the 2019 Annual Meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, the individuals named on the proxy card will have authority to vote on such matters in their discretion.

January 2, 2019

HILLENBRAND, INC. ONE BATESVILLE BOULEVARD BATESVILLE, IN 47006	VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 02/13/2019. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 02/13/2019. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
			☐	☐	☐
1.	Election of Directors

Nominees

01 Gary L. Collar* 02 Joy M. Greenway* 03 F. Joseph Loughrey* 04 Daniel C. Hillenbrand**

The Board of Directors recommends you vote FOR Proposals 2 and 3.								For	Against	Abstain

2.	To approve, by a non-binding advisory vote, the compensation paid by the Company to its Named Executive Officers.							☐	☐	☐

3.	To ratify the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal year 2019.							☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
*Election of these Directors is for three-year terms expiring in 2022. **Election of this Director is for a one-year term expiring in 2020.

			Yes	No

Please indicate if you plan to attend this meeting			☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

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HILLENBRAND, INC.	2019 ANNUAL MEETING OF SHAREHOLDERS ADMISSION TICKET

You are cordially invited to attend the Annual Meeting of Shareholders on Thursday, February 14, 2019. The Meeting will be held at the Company’s headquarters at One Batesville Boulevard, Batesville, Indiana 47006, at 10:00 a.m. Eastern Standard Time.

(Please detach this ticket from your proxy card and bring it with you as identification. Directions to the meeting site are included on this ticket for your convenience. The use of an Admission Ticket is for our mutual convenience, however, your right to attend without an Admission Ticket, upon proper identification, is not affected.)

Nicholas R. Farrell
Secretary

(FOR THE PERSONAL USE OF THE NAMED SHAREHOLDER(S) ON THE BACK – NOT TRANSFERABLE.)

Directions to Hillenbrand, Inc.

Hillenbrand, Inc. is located between Cincinnati, Ohio and Indianapolis, Indiana. Shareholders traveling from the Cincinnati area should take I-74 West toward Indianapolis to Exit 149 (Batesville), and turn left off the exit ramp. Go straight through the first stop light to the next light and turn left at the intersection of State Road 229 and Highway 46.

Shareholders traveling from the Indianapolis area should take I-74 East toward Cincinnati to Exit 149 (Batesville), and turn right off the exit ramp. Go to the first stop light and turn left at the intersection of State Road 229 and Highway 46.

To reach Hillenbrand, Inc.’s headquarters, travel on Highway 46, go through three stop lights and turn left onto One Batesville Boulevard. Hillenbrand, Inc. is the second office building on One Batesville Boulevard.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice & Proxy Statement and Annual Report are available at www.proxyvote.com.

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Shareholders on February 14, 2019

The undersigned appoints F. Joseph Loughrey and Joe A. Raver, or either of them, with full power of substitution, as proxies to vote all the shares of the undersigned of Hillenbrand, Inc. (the “Company”) at the Annual Meeting of Shareholders to be held at the Company’s headquarters, One Batesville Boulevard, Batesville, Indiana 47006-7798, on February 14, 2019, at 10:00 a.m., local time (Eastern Standard Time), and any adjournments of the meeting, on the matters listed on the reverse.

SIGNED PROXIES RETURNED WITHOUT SPECIFIC VOTING DIRECTIONS WILL BE VOTED: (1) in favor of the election of the Board of Directors’ nominees for four directors; (2) for approval of the compensation paid by the Company to its Named Executive Officers; (3) in favor of the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal year 2019; and (4) in the discretion of the proxy holders upon such other business as may properly come before the Annual Meeting.

This proxy may be revoked at any time before it is exercised.

Continued and to be signed on reverse side

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